Exhibit 10.145

REAL ESTATE SALE AGREEMENT

by and between

HUB PROPERTIES TRUST,

a Maryland real estate investment trust, Seller,

and

111 RIVER REALTY L.L.C.

a New Jersey limited liability company, Purchaser

for property located at

111 River Street

Hoboken, New Jersey

Dated: April 22, 2016

TABLE OF CONTENTS

Page

1.	PURCHASE AND SALE OF PROPERTY	1

2.	PURCHASE PRICE	2

2.1	Earnest Money	2
2.3	Cash Balance	3

3.	EVIDENCE OF TITLE	3

3.1	Matters Before the Objection Date	3
3.2	Matters After the Effective Date	3

4.	CLOSING	5

4.1	Seller’s Closing Deliveries	5
4.2	Purchaser’s Closing Deliveries	6
4.3	Closing Prorations and Adjustments	7

4.3.1	Taxes	7
4.3.2	Rent	7
4.3.3	Security Deposits	7
4.3.4	Utilities	8
4.3.5	Service Contracts	8
4.3.6	Fees Payable	8
4.3.7	Tenant Inducement Costs, Leasing Commissions and Construction Contracts	8
4.3.8	Rentals	10

4.4	Tenant Reimbursements	12

4.4.1	For the Calendar Year of the Closing	12
4.4.2	For Prior Calendar Years	13
4.4.3	Other Costs	13
4.4.4	Rent Paid in Arrears	14

4.5	Reservation of Rights to Contest	14
4.6	Transaction Costs	14
4.7	Reprorations	14

5.	CASUALTY LOSS AND CONDEMNATION	15

6.	BROKERAGE	15

7.	DEFAULT AND REMEDIES	15

7.1	Pre-Closing Purchaser’s Remedies	15
7.2	Pre-Closing Seller’s Remedies	16
7.3	Post-Closing Remedies	16

8.	CONDITIONS PRECEDENT	16

8.1	Due Diligence Period	17
8.2	Estoppel Certificates	17
8.3	Subordination, Non-Disturbance and Attornment Agreements	19
8.4	Accuracy of Seller’s Representations and Warranties	20
8.5	Board Approval	20
8.6	Accuracy of Purchaser’ Representations and Warranties	20

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9.	REPRESENTATIONS, WARRANTIES AND COVENANTS	21

9.1	Seller’s Representations and Warranties	21

9.1.1	Organization and Authority	21
9.1.2	No Conflict	21
9.1.3	Condemnation	21
9.1.4	Litigation	21
9.1.5	Enforceability	21
9.1.6	FIRPTA	21
9.1.7	No Bankruptcy	21
9.1.8	Executive Order	22
9.1.9	Leases	23
9.1.10	Rent Roll and Delinquency Report	23
9.1.11	Service Contracts	23
9.1.12	Tax Proceeding	23
9.1.13	No Options	23
9.1.14	No Employees	24
9.1.15	ERISA	24

9.2	Representations Remade	24
9.3	Covenants	25

9.3.1	New Leases	25
9.3.2	Service Contracts	25
9.3.3	Operations	26
9.3.4	Other Agreements	26
9.3.5	Ground Lease	26
9.3.6	Notices	26
9.4	Purchaser’s Representations and Warranties	27

9.4.1	ERISA	27
9.4.2	Organization and Authority	27
9.4.3	No Conflict	27
9.4.4	No Bankruptcy	27
9.4.5	Executive Order	27
9.4.6	Enforceability	28
9.4.7	FCPA	28

9.5	Survival	29
9.6	Employee Lists	29

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9.7	Utility Agreements	29
9.8	Brokerage Commissions	30

10.	LIMITATION OF LIABILITY	30

11.	MISCELLANEOUS	31

11.1	Entire Agreement	31
11.2	Assignment	31
11.3	Modifications	31
11.4	Time of Essence	31
11.5	Governing Law	31
11.6	Notices	31
11.7	“AS IS” SALE	33
11.8	TRIAL BY JURY; RESCISSION	35
11.9	Confidentiality	35
11.10	Reports	37
11.11	Reporting Person	37
11.12	Section 1031 Exchange	37
11.13	Press Releases	37
11.14	Counterparts	38
11.15	Construction	38
11.16	Attorneys’ Fees	38
11.17	No Memorandum of Agreement	38
11.18	Severability	38
11.19	New Jersey Bulk Sales	38

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REAL ESTATE SALE AGREEMENT

111 River Street, Hoboken, New Jersey

THIS REAL ESTATE SALE AGREEMENT (this “Agreement”) is made effective as of April 22, 2016 (the “Effective Date”), by and between HUB PROPERTIES TRUST, a Maryland real estate investment trust (“Seller”), and 111 RIVER REALTY L.L.C. , a New Jersey limited liability company (“Purchaser”).

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. PURCHASE AND SALE OF PROPERTY. Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser all of Seller’s right, title and interest (the “Leasehold Interest”) as lessee under the lease (the “Ground Lease”) further described on Exhibit A-1 attached hereto, with respect to a certain parcel of real estate (the “Real Property”) in the City of Hoboken, County of Hudson, State of New Jersey, which parcel is more particularly described on Exhibit A attached hereto and commonly known as “111 River Street”, together with: (a) Seller’s leasehold interest in all buildings and improvements located on the Real Property (the “Improvements”); (b) all right, title and interest of Seller in and to leases, occupancy agreements and license agreements affecting the Property or any part thereof (“Leases”; a list of the Leases in effect as of the Effective Date is attached hereto as Exhibit Q to that certain letter of even date herewith from Seller to Purchaser and countersigned by Purchaser (the “Company Disclosure Letter”)) which are in effect as of the Closing Date (the “Assignable Leases”); (c) all furniture, furnishings, fixtures, equipment and other tangible personal property (including, any hydraulic lift stakers for use in the garage) owned by Seller, located on the Real Property and used solely in connection therewith, but excluding (i) any and all computer hardware and software and (ii) any item containing a logo, name or mark identifying Seller or Seller’s Affiliates (as defined in Section 10), and excluding the items set forth on Exhibit B attached hereto (the “Tangible Personal Property”); (d) all right, title and interest of Seller under any maintenance, service, advertising and other contracts with respect to the operation of the Real Property and Improvements (“Service Contracts”), and which are in effect as of the Closing Date (but excluding (i) Service Contracts designated as “National” or “Regional”, (ii) Service Contracts which are not freely assignable and (iii) property management and leasing brokerage agreements) (“Assignable Service Contracts”) (a list of Service Contracts in effect as of the Effective Date is attached hereto as Exhibit C to the Company Disclosure Letter); (e) all right, title and interest of Seller under any contracts (“Construction Contracts”) for work or improvements at the Property (“Construction Work”), and which are in effect as of the Closing Date to the extent that work thereunder is not completed as of the Closing Date (“Assignable Construction Contracts”), but excluding Construction Contracts which are not freely assignable (the “Retained Construction Contracts”); a list of Construction Contracts in effect as of the Effective Date is attached hereto as Exhibit D to the Company Disclosure Letter, and (f) to the extent assignable, all right, title and interest of Seller in and to (i) all site plans, construction and development drawings, plans and specifications for or relating to the Property, if any, (ii) all sewer and water permits and licenses, building permits, certificates of occupancy, demolition and excavation permits, curb cut and right-of-way permits, drainage rights, permits, licenses and similar or equivalent private and governmental documents of every kind and character whatsoever pertaining or applicable to or in any way connected with the development, construction, ownership, or operation of the Property, if any, (iii) all warranties, guarantees, and bonds (express or implied) of any contractor, manufacturer, materialman or other third party pertaining or applicable to or in any way connected with the development, construction, ownership or operation of the Property, if any and (iv) all trade names and general intangibles relating to the Property, including, without limitation rights, if any, to the name “Waterfront Corporate Center I” but excluding the name of Seller or any of its affiliates or derivations thereof (collectively, the “Intangible Property”). Items (a) through (f) above, together with the Leasehold Interest, are collectively referred to in this Agreement as the “Property”; provided, however, the term “Property” expressly excludes all property owned by tenants or other users or occupants of the Property, all rights with respect to any refund of taxes applicable to any period prior to the Closing Date (as defined in Section 4 below), all rights to any insurance proceeds or settlements for events occurring prior to Closing (subject to Section 5 below) and all property in the management office of the Property owned by the Property Manager (as defined in Section 4.1 below).

The parties hereto acknowledge that (a) pursuant to the Ground Lease, Ground Lessor has the right to consent to an assignment of the lessee’s interest in the Ground Lease and (b) the obligation of the Seller and the Purchaser to close hereunder is conditioned upon Ground Lessor delivering written consent to the assignment of the Ground Lease from Seller to Purchaser. No later than five (5) Business Days after the Effective Date, Seller shall deliver a written request to Ground Lessor under Section 17.2 of the Ground Lease for consent to the assignment of the Ground Lease from Seller to Purchaser (“Ground Lease Consent”) and Purchaser covenants, promptly upon request by Seller, to provide to Seller and Ground Lessor such information (certified by an officer of Seller as true and correct) as Seller or Ground Lessor may require regarding the identity and financial condition of Purchaser, together with a binding written commitment that if Closing occurs, Purchaser will engage a property manager meeting the requirements of Section 17.1 of the Ground Lease.

2. PURCHASE PRICE. The total consideration to be paid by Purchaser to Seller for the Property is TWO HUNDRED THIRTY FIVE MILLION and No/100 Dollars ($235,000,000.00) (the “Purchase Price”).

2.1 Earnest Money. Within one (1) Business Day (as defined in Section 11.4) following the Effective Date, Purchaser shall deliver to the escrow agent identified in the Company Disclosure Letter (in its capacity as escrow agent, “Escrow Agent”) the sum of TWENTY FIVE MILLION and No/100 Dollars ($25,000,000.00) (together with any interest earned thereon and net of investment costs, the “Earnest Money”) to be received pursuant to the Escrow Agreement attached hereto as Exhibit E, which shall be executed by Purchaser and Seller concurrently with the execution of this Agreement.

2.2 The Earnest Money shall be invested as Seller and Purchaser so direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number. Except as expressly set forth herein to the contrary, the Earnest Money shall become nonrefundable upon the expiration of the Due Diligence Period if Purchaser does not notify Seller in writing on or before the expiration of the Due Diligence Period that Purchaser elects to terminate this Agreement. If the transaction closes in accordance with the terms of this Agreement, then Escrow Agent shall deliver the Earnest Money to Seller at Closing as payment toward the Purchase Price. In all other events, the Earnest Money shall be applied as set forth in this Agreement.

2.3 Cash Balance. At Closing, Purchaser shall pay to Seller the Purchase Price, less the Earnest Money, plus or minus the prorations described in this Agreement (such amount, as adjusted, being referred to as the “Cash Balance”). Purchaser shall pay the Cash Balance by federal funds wire transferred to an account designated by Seller in writing.

3. EVIDENCE OF TITLE.

3.1 Matters Before the Objection Date. Prior to the date hereof Purchaser has obtained (a) a current commitment for an ALTA Leasehold Owner’s Title Insurance Policy (the “Title Commitment”), in the amount of the Purchase Price, issued by the title insurer identified in the Company Disclosure Letter (in its or their capacity as title insurer, “Title Insurer”); and (b) available copies of all title exception documents referred to in the Title Commitment.  Seller has delivered to Purchaser a survey of the Real Property and the Improvements (“Survey”). Seller and Purchaser agree that the exceptions set forth on Exhibit F attached hereto shall be deemed the “Permitted Exceptions” for all purposes hereof.

3.2 Matters After the Effective Date. Between the Effective Date and the Closing Date, Purchaser may notify Seller in writing (the “Gap Notice”) of Purchaser’s objections to any exceptions to title that (i) were not disclosed by the Title Commitment or any update thereof received by Purchaser prior to the Effective Date, (ii) is either (a) curable by Seller or (b) is not curable by Seller using commercially reasonable efforts and materially and adversely affects Purchaser or the Property, and (iii) are not set forth on Exhibit F; provided, however, Purchaser must notify Seller of each such objection within three (3) Business Days after receiving written notice from Title Insurer of the existence of same, but in no event later than 10:00 A.M. Central Time on the Closing Date. If Purchaser delivers a Gap Notice, Seller shall have until the earlier to occur of (x) noon Chicago time on the Closing Date and (y) the date that is two (2) Business Days after Seller’s receipt of the Gap Notice (“Seller’s Response Deadline”) to provide written notice to Purchaser (“Seller’s Response”) specifying whether or not Seller elects, by the Closing Date, to “Cure” such objections (provided, Seller shall be required to Cure any Required Clearance Exceptions). “Cure” shall mean causing Title Insurer to, at no additional cost to Purchaser, either (a) remove such matters or exceptions which Purchaser objected to in its Gap Notice, or (b) endorse over such matters or exceptions to which Purchaser has objected in its Gap Notice. If Seller fails to provide Seller’s Response prior to Seller’s Response Deadline, Seller will be deemed to have elected not to Cure such matters or exceptions. If Seller elects, or is deemed to have elected, not to cause Title Insurer to Cure one or more matters or exceptions to which Purchaser has objected in its Gap Notice, then, on or before the earlier of (a) 1:00 P.M. Central Time on the Closing Date and (b) two (2) Business Days after Purchaser’s receipt of Seller’s Response to the Gap Notice (or, if Seller’s Response to the Gap Notice is not timely delivered, the expiration of the time permitted for Seller to issue Seller’s Response to the Gap Notice), Purchaser shall deliver Seller written notice that Purchaser has elected to either (1) waive the matters or exceptions which Seller has elected, or been deemed to have elected, not to Cure (in which event such matters or exceptions shall be Permitted Exceptions and Purchaser will close in accordance with the terms of this Agreement), or (2) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement. Further, if Seller elects to Cure any matters or exceptions and fails to do so on or before the then scheduled Closing Date (provided that Seller may extend the then scheduled Closing Date for such period as shall be reasonably required to Cure such matters and exceptions (but not exceeding thirty (30) days)), Purchaser shall have the option, as its sole and exclusive remedy, to either (i) waive the unsatisfied objections (in which event such matters or exceptions shall be Permitted Exceptions) and close, or (ii) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to such exceptions and matters (in which event, such exceptions and matters shall be deemed Permitted Exceptions).

3.3 Notwithstanding anything in this Section 3 to the contrary, Seller shall be required to Cure (each a “Required Clearance Exception”): (i) all mortgages/deeds of trust (and related security instruments) granted or assumed by Seller, liens for property taxes which are due and payable prior to the Closing Date, income tax liens of Seller and mechanics’ liens caused by Seller, in each instance which are encumbering leasehold title to all or any part of the Property (excluding any liens or encumbrances that either (a) Ground Lessor or (b) a tenant has caused), (ii) except as required by clause (iii) below, Cure any and all other monetary liens encumbering leasehold title to all or any part of the Leasehold Interest that may be removed by payment of a liquidated amount which in the aggregate does not exceed $1,000,000, and (iv) all matters and exceptions which result from the acts or omissions of Seller or its affiliates in violation of this Agreement from and after the date of the Title Commitment.

3.4 At the Closing, (x) Purchaser may obtain an ALTA Leasehold Owner’s Policy of Title Insurance (the “Owner’s Policy”) insuring Purchaser’s interest in the Ground Lease subject to no liens or encumbrances other than the Permitted Exceptions from Title Insurer; provided Title Insurer shall retain 51% of the premium and the Co-insurer (as defined in the Company Disclosure Letter) shall co-insure the policy (with a “me too” endorsement) and retain 49% of the premium and (y) Seller shall deliver to the Title Insurer such documents and instruments as Title Insurer shall reasonably request in order to permit Title Insurer to issue the Owner’s Policy in the manner required pursuant to this Section 3, including, without limitation, one or more title affidavit(s), and evidence of authority and good standing (a copy of each such document or instrument shall be delivered to Purchaser at or prior to Closing).

4. CLOSING.   The payment of the Purchase Price, the transfer of the Leasehold Interest, and the satisfaction of all other terms and conditions of the transaction contemplated by this Agreement (the “Closing”) shall occur at noon Pacific time on the fifth (5th) Business Day following the date upon which (a) Seller notifies Purchaser in writing that Seller has satisfied the conditions precedent to Purchaser’s obligation to close under Sections 8.2.1 and 8.2.2, which notice shall be accompanied by copies of the Required Estoppel Certificates, GL Estoppel Certificate and Ground Lease Consent (as such terms are hereafter or hereinbefore defined) in satisfaction thereof, or (b) Purchaser notifies Seller in writing that Purchaser waives any conditions precedent to Purchaser’s obligation to close under Sections 8.2.1 and 8.2.2 which then remain outstanding.  Seller and Purchaser shall cooperate in good faith to cause the Closing to occur within sixty (60) days following the Effective Date (such date the “Initial Closing Date”); provided, however, in the event that Seller shall be unable to satisfy the conditions precedent to Purchaser’s obligation to close under this Agreement, either Seller or Purchaser may elect, by delivery of written notice thereof to the other party hereto received no later than noon Pacific time on the Business Day immediately preceding the Initial Closing Date, to postpone the Closing for a period not to exceed thirty (30) days in the aggregate in order to permit Seller to satisfy such conditions. Notwithstanding anything to the contrary in this Agreement, absent mutual agreement of Seller and Purchaser, the Closing Date shall in no event occur later than the ninetieth (90th) day after the Effective Date (the “Outside Closing Date”). The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

4.1 Seller’s Closing Deliveries. At Closing, Seller shall execute (as necessary) and deliver to Purchaser (either through escrow or as otherwise provided below) each of the documents described below: (i) one original Assignment and Assumption of Lease in the form of Exhibit P attached hereto in form acceptable to Title Insurer; (ii) two original counterparts of a bill of sale and assignment and assumption of Assignable Leases, Assignable Service Contracts, Assignable Construction Contracts and Intangible Property, in the form attached hereto as Exhibit G (the “Bill of Sale and General Assignment”), which Bill of Sale and General Assignment shall include, to the extent any Construction Work is then completed as of the Closing Date, and to the extent assignable without cost to Seller or consent of a third party, an assignment of any warranties, guaranties and other Intangible Property arising under any Assignable Construction Contracts with respect to such then completed Construction Work; (iii) one original notice letter to tenants, substantially in the form attached hereto as Exhibit H; (iv) one original notice letter to each vendor or contractor under an Assignable Service Contract or Assignable Construction Contract, substantially in the form attached hereto as Exhibit I; (v) Seller’s non-foreign affidavit, in the form attached hereto as Exhibit J; (vi) one counterpart of the Joint Closing Statement (as defined in Section 4.3 below); (vii) one counterpart of the final and agreed-upon closing statement prepared by Escrow Agent (the “Escrow Agent’s Closing Statement”); (viii) evidence of termination of (a) any existing master property management agreement with Equity Commonwealth Management LLC, a Delaware limited liability company (“EQC Management”), (b) any existing sub-management agreement with CBRE, Inc., a Delaware corporation (“Property Manager”) and (c) any Service Contracts identified to be terminated by Seller pursuant to Section 9.3.2 below (provided, as to this clause (c), such termination shall be effective as set forth in Section 9.3.2); (ix) a list of Protected Tenants (as defined in Section 4.3.7.2 below); (x) such transfer tax forms as are required by law, if any (the “Transfer Documents”); (xi) a resignation letter from the “O&M Board” (as defined in the Ground Lease) executed by any employee or agent of Seller that is a representative for Seller on such board; (xii) assignments of Seller’s rights to any security deposit that is not in the form of cash, and (xiii) either (x) evidence reasonably satisfactory to Purchaser of the payment by Seller of any accrued parking tax due and payable to the City of Hoboken from January 1, 2011 to the Closing Date (together with any interest or penalties assessed thereon, “Accrued Parking Tax”)  or (y) an indemnity in form reasonably satisfactory to Purchaser from Seller (provided, Seller and Purchaser hereby agree that the indemnity signed at Closing shall in any event include a covenant on the part of Seller to maintain, at all times prior to payment in full of the Accrued Parking Tax, a net worth of no less than $5,000,000) with respect to any loss, cost, damage or expense Purchaser may incur as a result of Seller’s failure to pay any Accrued Parking Tax. To the extent any Service Contract is not assignable, such contract shall not be assigned. To the extent any Construction Contract is a Retained Construction Contract and whether or not the Construction Work thereunder is completed as of the Closing Date, then at Closing the parties shall enter into such agreement or instrument in form and substance as the parties shall reasonably agree pursuant to which Seller shall agree to use reasonable efforts to enforce any rights under the Retained Construction Contract including (x) if the Construction Work thereunder is completed prior to the Closing, the enforcement of any warranty or guaranty issued pursuant to such Retained Construction Contract, and (y) if the Construction Work thereunder is not completed prior to the Closing, the enforcement of the obligation to so complete the Construction Work as contemplated by such Retained Construction Contract, in each instance as Purchaser may request in Purchaser’s sole discretion and at Purchaser’s sole cost and expense.  The Joint Closing Statement and Escrow Agent’s Closing Statement may be signed in facsimile or PDF counterparts on the Closing Date. To the extent available, Seller shall leave all of the original Leases, Assignable Service Contracts, Assignable Construction Contracts (and any guaranties and warranties issued pursuant thereto and to be assigned to Purchaser), keys, plans and specifications, licenses and permits pertaining to the Property at the Real Property.

4.2 Purchaser’s Closing Deliveries. At Closing, Purchaser shall deliver or cause to be delivered to Seller executed counterparts of the Assignment and Assumption of Lease, the Bill of Sale and General Assignment, the Joint Closing Statement, the Escrow Agent’s Closing Statement and the Transfer Documents (if any), together with the Cash Balance described in Section 2.3 above, such evidence of Purchaser’s organization, power and authority as Seller or Title Insurer may reasonably request, and a certificate updating Purchaser’s representations and warranties as if made on the Closing Date.

4.3 Closing Prorations and Adjustments. The provisions of this Section 4.3 shall survive the Closing. Seller shall prepare a statement of the prorations and adjustments required by this Agreement (the “Joint Closing Statement”) and submit it to Purchaser for approval at least two (2) Business Days prior to the Closing Date. The items listed below are to be prorated or adjusted as of the close of business on the Closing Date (it being understood that, for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the day immediately preceding the Closing Date and Purchaser shall be deemed the owner of the Property as of the day of the Closing Date; provided, however, that in the event any of the Leases provide that a tenant is to directly pay any of the expenses set forth below in this Section 4.3 to a third party other than Seller, then such amount shall not be prorated).

4.3.1 Taxes. Pursuant to the Ground Lease, Seller does not pay ad valorem real property taxes therefore there shall be no proration of real property taxes.

4.3.2 Rent. To the extent collected by Seller prior to Closing, the “minimum” or “base” rent paid by tenants under the Assignable Leases for the calendar month in which the Closing occurs shall be prorated between Purchaser and Seller on the basis of the number of days of such month the Property will have been owned by Purchaser and Seller, respectively. There shall be no proration of any rent which is delinquent as of the Closing Date. Rent collected on or after the Closing Date shall be applied to such period as the tenant may direct, or if there is no such direction, first to the month of Closing, then to any delinquency existing for the period thereafter and then to any delinquency for the period prior to Closing. Purchaser shall cause any rent applicable to the period prior to Closing to be remitted to Seller if, as, and when collected. At Closing, Seller shall deliver to Purchaser a schedule of all delinquent rent. In the event any delinquent rent is omitted from such schedule, Seller shall not be deemed to have waived its rights to such rent. Purchaser shall include the amount of delinquent rent in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for three (3) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. After such three (3) month period following Closing, Seller may pursue remedies directly against delinquent tenants, but may not sue to evict or otherwise dispossess such tenants.

4.3.3 Security Deposits. Purchaser shall receive a credit at Closing in the amount of any unapplied refundable cash security deposits under the Assignable Leases. In addition, Seller shall use commercially reasonable efforts to assign (to the extent assignable) and deliver to Purchaser at Closing any and all letters of credit and other instruments held by Seller as security deposits under Assignable Leases; provided, if such instrument is not assignable, then Seller shall use commercially reasonable efforts to provide Purchaser at Closing a substitute instrument in favor of Purchaser and, unless and until such instrument is so assigned or a substitute instrument is so provided, Seller shall hold such instrument in trust for Purchaser and shall draw upon such instrument and deliver the proceeds thereof to Purchaser as and when requested by Purchaser in writing.

4.3.4 Utilities. Water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any other payments to utility companies shall be prorated. If possible, utility prorations will be handled by final meter readings on the Closing Date. If final readings are not possible, or if any such charges are not separately metered, such charges will be prorated on a daily basis based on the most recent period for which actual costs incurred are available. Utility deposits shall be returned to Seller.

4.3.5 Service Contracts. Amounts due and prepayments under Assignable Service Contracts (other than non-recurring, upfront payments by any vendor to Seller) shall be prorated.

4.3.6 Fees Payable. Assignable license and permit fees, and similar fees and expenses of operation shall be prorated.

4.3.7 Tenant Inducement Costs, Leasing Commissions and Construction Contracts.  Except as may be set forth in the Company Disclosure Letter:

4.3.7.1              Purchaser shall be responsible for the payment of all of the following Tenant Inducement Costs (as defined below): (a) those specifically identified as Purchaser’s obligation on Exhibit K-1 to the Company Disclosure Letter; (b) those payable under a New Lease and not designated as Seller’s responsibility in clause (ii) of the next paragraph; and (c) those set forth in a Lease existing as of the date hereof, which, pursuant to the such Lease, are not due and payable prior to the Closing Date. In addition, Purchaser shall reimburse Seller for the amount that Seller pays for any third-party legal services provided in connection with the negotiation and entering into of any New Lease approved or deemed approved by Purchaser in accordance with Section 9.3.1 below and in effect as of the Closing Date. At the Closing Purchaser shall be entitled to a credit against the Purchase Price in the amount shown on Exhibit K-1 to the Company Disclosure Letter with respect to certain free rent set forth thereon for the period from and after Closing (“Free Rent Credit”).

Seller shall be responsible for the payment of all of the following Tenant Inducement Costs: (i) those specifically identified as Seller’s obligations on Exhibit K-1 to the Company Disclosure Letter; and (ii) those paid or payable in connection with any New Lease entered into in accordance with Section 9.3.1 below (in an amount equal to the amount of such costs prorated over the term of such New Lease, with Seller being responsible only for the portion of such costs based on the ratio of base rent payments received by Seller through the Closing Date to the total base rent payable over the term of such New Lease).

“Tenant Inducement Costs” means any amounts required under a Lease to be paid or credited by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs (other than those accruing as a result of a buyout option executed by Purchaser after the Closing Date, which buyout costs shall be Purchaser’s sole and exclusive responsibility), moving, design, refurbishment and club membership allowances, but specifically excluding loss of income resulting from any free rental period (it being agreed that Seller shall bear the loss resulting from any free rental period until the Closing Date and that Purchaser shall bear such loss from and after the Closing Date other than with respect to free rent which is the subject of the Free Rent Credit.

If, as of the Closing Date, Seller shall have paid or provided a credit to the tenant for any Tenant Inducement Costs for which Purchaser is responsible pursuant to this Section 4.3.7, Seller shall be credited with an amount equal to such Tenant Inducement Costs. If, as of the Closing Date, Seller shall not have paid or provided a credit to the tenant for any Tenant Inducement Costs for which Seller is responsible to have paid or provided a credit to the tenant prior to the Closing Date in accordance with the provisions of this Section 4.3.7, Purchaser shall be credited with an amount equal to such Tenant Inducement Costs and Purchaser shall assume the obligation to pay the same.

4.3.7.2              Leasing Commissions. Purchaser shall be responsible for the payment of all of the following leasing commissions: (a) those specifically identified as Purchaser’s obligation on Exhibit K-2 to the Company Disclosure Letter; (b) those paid or payable in connection with any New Lease and not designated as Seller’s responsibility in clause (ii) of the next paragraph; (c) those which could become payable in connection with a Lease existing as of the date hereof which, pursuant to the Brokerage Agreement (as defined in this Section 4.3.7.2), are not due and payable prior to the Closing Date whether in connection with a renewal, extension, expansion, failure to exercise a cancellation option, “must take space” or otherwise under any Lease or New Lease; and (d) to the extent not described above, for any “Protected Tenant” who enters into a lease following Closing, a commission to the listing broker under the Brokerage Agreement (defined below) calculated in accordance with the Brokerage Agreement. “Protected Tenant” means any prospective tenant, if such prospective tenant’s entry into a lease after Closing would entitle the listing broker under the Brokerage Agreement to a commission under such Brokerage Agreement.

Seller shall be responsible for the payment of all of the following leasing commissions: (i) those specifically identified as Seller’s obligations on Exhibit K-2 to the Company Disclosure Letter; and (ii) any leasing commissions paid or payable in connection with any New Lease entered into in accordance with Section 9.3.1 below (in an amount equal to the amount of such commissions prorated over the term of such New Lease, with Seller being responsible only for the portion of such commissions based on the ratio of base rent payments received by Seller through the Closing Date to the total base rent payable over the term of such New Lease).

“Brokerage Agreement” means that certain Brokerage Listing Agreement dated March 31, 2015 between Seller and CBRE, Inc. (as amended by First Amendment to Brokerage Listing Agreement dated March 31, 2016).

If, as of the Closing Date, Seller shall have incurred any leasing commission for which Purchaser is responsible pursuant to this Section 4.3.7, Seller shall be credited with an amount equal to such leasing commission. If, as of the Closing Date, Seller shall not have incurred any leasing commission for which Seller is responsible to have paid prior to the Closing Date in accordance with the provisions of this Section 4.3.7, Purchaser shall be credited with an amount equal to such leasing commission and Purchaser shall assume the obligation to pay the same.

4.3.7.3              Construction Contracts. During the Due Diligence Period Purchaser and Seller shall agree upon the cost necessary to complete all of the Construction Work as identified on Exhibit K-3 to the Company Disclosure Letter, which cost-to-complete shall be calculated as of the expiration of the Due Diligence Period and delineated on a project-by-project basis; upon such agreement Exhibit K-3 to the Company Disclosure Letter attached hereto shall be revised to reflect same. Seller shall be responsible for the cost to complete all Construction Work; provided, however if and to the extent the Construction Work is not completed as of the Closing Date, Purchaser shall be credited against the Purchase Price with an amount equal to such agreed upon cost-to-complete then remaining outstanding and Seller shall have no further obligation to cause the same to occur from and after Closing.

4.3.8 Rentals. The following rentals paid or payable by Seller under the Ground Lease:

(a)           Annual PILOT Rental. Annual PILOT Rental (as defined in the Ground Lease) for a calendar year is payable in four quarterly installments on February 1, May 1, August 1 and November 1. Seller shall pay when due all Annual PILOT Rental (as defined in the Ground Lease) due and payable prior to the Closing Date. Annual PILOT Rental paid in the calendar quarter in which Closing occurs shall be prorated by crediting Seller in an amount equal to the amount of such payment multiplied by a fraction the numerator of which is the number of days in the calendar quarter that Purchaser will own the Property and the denominator of which is the number of days in such calendar quarter. Annual PILOT Rental due in the calendar quarter but not paid as of Closing shall be prorated by crediting Purchaser in an amount equal to the amount of such payment multiplied by a fraction the numerator of which is the number of days in the calendar quarter that Seller owned the Property and the denominator of which is the number of days in such calendar quarter.

(b)           Basic Rental. Basic Rental (as defined in the Ground Lease) is due in advance on the first day of each calendar month. Seller shall pay when due all Basic Rental due and payable for the calendar month which includes the Closing Date. Basic Rental paid for the calendar month in which Closing occurs shall be prorated by crediting Seller in an amount equal to the amount of such payment multiplied by a fraction the numerator of which is the number of days in the calendar month that Purchaser will own the Property and the denominator of which is the number of days in such calendar month.

(c)           Additional Basic Rental. Additional Basic Rental (as defined in the Ground Lease) is due in advance on the first day of each calendar month. Seller shall pay when due all Additional Basic Rental due and payable for the calendar month which includes the Closing Date. Additional Basic Rental paid for the calendar month in which Closing occurs shall be prorated by crediting Seller in an amount equal to the amount of such payment multiplied by a fraction the numerator of which is the number of days in the calendar month that Purchaser will own the Property and the denominator of which is the number of days in such calendar month.

(d)           Percentage Rental. Percentage Rental (as defined in the Ground Lease) is due 45 days after each June 30 and December 31 and based upon a percentage of gross revenues for the six month period prior to each June 30 and December 31. If and to the extent Ground Lessor acknowledges either in the Ground Lease Estoppel or Ground Lessor Consent that Purchaser shall not be liable for any obligations under the Ground Lease arising prior to the Closing Date, Percentage Rental shall not be prorated at Closing and after Closing, Seller shall determine the amount of Percentage Rental due Ground Lessor under the Ground Lease for six month period or periods (or portion thereof) during which Seller owned the Property but as of Closing had not yet determined and paid, and shall pay Ground Lessor such amount(s) no later than the date such amount is due. If Ground Lessor shall not so provide such acknowledgment, then at the Closing Purchaser shall receive a credit against the Purchase Price in an amount equal to an estimate (subject to reproration upon determination of the actual amount) of Percentage Rent which would otherwise be payable by Seller for the prorated portion of the six month period ending on the Closing Date (and based upon the number of days of such six month period the Property will have been owned by Seller) and in such event, after Closing Purchaser shall pay such Percentage Rent as and when due Ground Lessor under the Ground Lease. Purchaser shall indemnify, defend and hold Seller harmless from and against any loss, cost, damage or expense (including attorneys’ fees) resulting from failure to pay Ground Lessor any such amount to which Purchaser has been credited pursuant to this Section 4.3.8(c) as of the Closing Date.

(e)           O&M Rental. O&M Rental (as defined in the Ground Lease) is due in advance on the first day of each calendar month. Seller shall pay when due all O&M Rental due and payable for the month which includes the Closing Date. O&M Rental paid for the calendar month in which Closing occurs shall be prorated by crediting Seller in an amount equal to the amount of such payment multiplied by a fraction the numerator of which is the number of days in the calendar month that Purchaser will own the Property and the denominator of which is the number of days in such calendar month.

If any item of income or expense set forth in this Section 4.3 is based on an estimate or is to be determined after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available. Any amounts due from one party to the other as a result of such reproration shall be paid promptly in cash to the party entitled thereto. Seller and Purchaser hereby covenant and agree to make available to each other for review such records as are necessary to complete such reprorations. The provisions of this Section 4.3 shall survive the Closing.

4.4 Tenant Reimbursements. Tenants under the Leases are currently paying Seller certain amounts (referred to herein as “Tenant Reimbursements”) based on Seller’s estimates for real estate taxes and assessments, common area maintenance, operating expenses and similar expenses of Seller (collectively, “Seller Expenses”).

4.4.1 For the Calendar Year of the Closing. To the extent collected by Seller prior to Closing, Tenant Reimbursements paid by tenants under the Assignable Leases for the applicable lease reconciliation periods in which the Closing occurs shall be prorated between Purchaser and Seller based on the number of days of such applicable lease reconciliation periods the Property will have been owned by Purchaser and Seller, respectively. There shall be no proration of such Tenant Reimbursements which are delinquent as of Closing. Tenant Reimbursements collected on or after the Closing Date shall be applied to such period as the tenant may direct, or if there is no such direction, first to the month of Closing, then to any delinquency existing for the period thereafter and then to any delinquency for the period prior to Closing. Purchaser shall cause any Tenant Reimbursements applicable to the period prior to Closing to be remitted to Seller if, as, and when collected. At Closing, Seller shall deliver to Purchaser a schedule of all delinquent Tenant Reimbursements. In the event any delinquent Tenant Reimbursements are omitted from such schedule, Seller shall not be deemed to have waived its rights to such amounts. Purchaser shall include the amount of delinquent Tenant Reimbursements in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for three (3) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. After such three (3) month period, Seller may pursue remedies directly against delinquent tenants, but may not sue to evict or otherwise dispossess such tenants.

Not later than one hundred twenty (120) days after the end of the calendar year in which Closing occurs, Purchaser shall determine the Tenant Reimbursements paid to Seller by tenants and Seller Expenses for the portion of the calendar year in which the Closing occurs that Seller owned the Property. Seller shall provide to Purchaser the information necessary to make such determination. If the amount of Tenant Reimbursements collected by Seller for such year is less than the amount of Seller Expenses for such year, then Purchaser shall promptly remit the difference to Seller. If the amount of Tenant Reimbursements collected by Seller for the calendar year in which the Closing occurs exceeds the amount of Seller Expenses paid by Seller for such year, then Seller shall remit such excess amounts to Purchaser. Upon receipt of such excess amounts, Purchaser shall be thereafter obligated to promptly remit the applicable portion to the particular tenants entitled thereto. Purchaser shall indemnify, defend and hold Seller and Seller’s Affiliates harmless from and against any losses, claims, damages and liabilities, including, without limitation, reasonable attorneys’ fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser’s failure to remit any amounts actually received from Seller to tenants in accordance with the provisions hereof. The provisions of this Section 4.4.1 shall survive Closing.

4.4.2 For Prior Calendar Years. Seller shall be responsible for the reconciliation with tenants of Tenant Reimbursements and Seller Expenses for any calendar year prior to that in which the Closing occurs. If the amount of Tenant Reimbursements collected by Seller for such prior years is less than the amount of Seller Expenses for such period, then Seller shall be entitled to bill such tenants and retain any such amounts due from tenants. If the amount of Tenant Reimbursements collected by Seller for such prior calendar year exceeds the amount of Seller Expenses with respect to such period, then, to the extent required under the terms of the Leases, Seller shall remit such excess amounts to the applicable tenants. In connection with the foregoing, Seller shall be permitted to make and retain copies of all Leases and all billings concerning Tenant Reimbursements for such prior years, and Purchaser covenants and agrees to provide Seller with reasonable access to the books and records pertaining to such Tenant Reimbursements, and to otherwise cooperate with Seller (at no cost to Purchaser) for the purpose of enabling Seller to adequately respond to any claim by tenants for reimbursement of Tenant Reimbursements previously paid by such tenants. The provisions of this Section 4.4.2 shall survive the Closing.

4.4.3 Other Costs. Notwithstanding the foregoing, and except as set forth in the Company Disclosure Letter, if a tenant makes a payment to either Purchaser or Seller with respect to any other amount owed to Seller (for example reimbursement for a tenant improvement overrun) such amount shall be for the account of Seller and if collected by Purchaser, shall be promptly paid to Seller. In addition, if Seller bills certain amounts to a tenant in arrears (for example, reimbursement by a tenant for certain utility costs incurred by Seller or charges for specific services provided by Seller), at Seller’s written request, Purchaser shall include the amount of any such arrearages in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for three (3) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. If a tenant makes a payment to either Purchaser or Seller with respect to any such arrearage owed to Seller, such amount shall be for the account of Seller and, if collected by Purchaser, shall be promptly paid to Seller. After such three (3) month period, Seller may pursue remedies directly against delinquent tenants for such arrearages, but may not sue to evict or otherwise dispossess such tenants. The provisions of this Section 4.4.3 shall survive the Closing.

4.4.4 Rent Paid in Arrears. For any tenant or other user of the Property that makes rent payments in arrears pursuant to such tenant’s or user’s lease or other agreement with Seller (including, without limitation, any parking garage operator, if applicable), Purchaser agrees that upon Purchaser’s receipt of any rent payment from any such tenant or other user that is for any period of time prior to the Closing Date, Purchaser shall promptly pay to Seller the portion of such payment that applies to the period of time prior to the Closing Date. The provisions of this Section 4.4.4 shall survive the Closing.

4.5 Reservation of Rights to Contest. Notwithstanding anything to the contrary contained in this Agreement, Seller reserves the right to meet with governmental officials and to contest any reassessment or assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid related to any tax year concluded prior to the tax year in which the Closing occurs. Seller shall retain all rights with respect to any refund of taxes applicable to any period concluded prior to the tax year in which the Closing Date occurs.

4.6 Transaction Costs. Except as otherwise specifically set forth in this Agreement, the closing costs and other costs incurred in connection with the transactions contemplated by this Agreement shall be paid as follows: (a) Seller shall pay for all transfer taxes, sales and use taxes, documentary stamps and intangible taxes and similar taxes or charges, if any; and (b) Purchaser shall pay for all other closing and other transaction costs whether or not Closing occurs, including, without limitation, (i) all title insurance costs and, including any for extended coverage, endorsements, coinsurance or reinsurance, and any loan policy charges, (ii) all recording charges, (iii) all costs incurred in connection with obtaining the Survey, and (iv) all escrow fees payable to Escrow Agent. Seller and Purchaser shall be responsible for the fees of their respective attorneys.

4.7 Reprorations. Notwithstanding anything contained herein to the contrary, all reprorations contemplated by this Agreement shall be completed within one (1) year of Closing (subject to extension solely as necessary due to the unavailability of final information, but in no event to exceed eighteen (18) months after Closing). The provisions of this Section 4.7 shall survive the Closing.

5. CASUALTY LOSS AND CONDEMNATION. If, prior to Closing, the Property, or any part thereof shall be condemned, destroyed, or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event of a Material Loss (as hereinafter defined), Purchaser shall have the option to terminate this Agreement by giving notice to Seller within fifteen (15) days of the date Seller provides notice to Purchaser of the Material Loss (but no later than the Closing). If the condemnation, destruction or damage does not result in a Material Loss, then Seller and Purchaser shall consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If the transaction contemplated by this Agreement is consummated, then (i) in the case of a condemnation, Purchaser shall be entitled to receive any condemnation proceeds, (ii) in the case of a casualty, Purchaser shall be entitled to receive (A) any proceeds of insurance under any policy(ies) of insurance applicable to the destruction or damage of the Property, (B) the amount of any deductible, and (C) any remaining cost to repair not covered by Seller’s insurance (if any); all net of repair costs incurred by Seller, and (iii) Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss and other similar items. In addition, in the event Closing occurs, Purchaser shall deliver to Seller at Closing a release in form reasonably satisfactory to Seller whereby Purchaser releases Seller from all ongoing liability and/or claims in connection with such condemnation or casualty. If Purchaser elects to terminate this Agreement in accordance with this Section 5, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement. For purposes of this Section 5, a “Material Loss” means condemnation, damage or destruction that either (x) is reasonably estimated by Seller’s insurer or appraiser to cost or be valued at (as the case may be) more than Five Million Dollars ($5,000,000) as to the Property or any portion thereof, or (y) is sufficient to permit any tenant occupying in excess of 300,000 rentable square feet (the Major Tenant”) to terminate its Lease in accordance with the terms thereof and such tenant has notified Seller of the termination of said Lease (whether or not tenant has then vacated the demised premises thereunder).

6. BROKERAGE. Seller agrees to pay (pursuant to a separate agreement) upon Closing (but not otherwise) and, upon receipt by Seller of an invoice, a W-9, a lien waiver and any other items required by the Title Insurer, a brokerage commission due to Eastdil Secured Broker Services, Inc. (“Sale Broker”) for services rendered in connection with the sale and purchase of the Property. Seller shall indemnify and hold Purchaser harmless from and against any and all claims of all brokers and finders (including Sale Broker) claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys’ fees and expenses incurred by the indemnified party in connection with such claim. Purchaser shall indemnify and hold Seller harmless from and against any and all claims of all brokers and finders (other than Sale Broker) claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys’ fees and expenses incurred by the indemnified party in connection with such claim.

7. DEFAULT AND REMEDIES.

7.1 Pre-Closing Purchaser’s Remedies. Notwithstanding anything to the contrary contained in this Agreement, if Closing does not occur due to a Seller default, then, as Purchaser’s sole and exclusive remedy hereunder and at Purchaser’s option, either (a) the Earnest Money shall be returned to Purchaser, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement, or (b) upon notice to Seller not more than ten (10) days after Purchaser becomes aware of such failure, and provided an action is filed within thirty (30) days thereafter, Purchaser may seek specific performance of this Agreement, but not damages. Purchaser’s failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (a) above.

7.2 Pre-Closing Seller’s Remedies. PURCHASER AND SELLER ACKNOWLEDGE THAT IT WOULD BE EXTREMELY IMPRACTICAL AND DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES WHICH WOULD BE SUFFERED BY SELLER IF PURCHASER FAILS TO CONSUMMATE THE PURCHASE AND SALE CONTEMPLATED HEREIN FOR ANY REASON OTHER THAN SELLER’S DEFAULT HEREUNDER IN ANY MATERIAL RESPECT OR THE FAILURE OF A CONDITION PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE HEREUNDER. PURCHASER AND SELLER HAVE CONSIDERED CAREFULLY THE LOSS TO SELLER OCCASIONED BY TAKING THE PROPERTY OFF THE MARKET AS A CONSEQUENCE OF THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, THE EXPENSES OF SELLER INCURRED IN CONNECTION WITH THE PREPARATION OF THIS AGREEMENT AND SELLER’S PERFORMANCE HEREUNDER, AND THE OTHER DAMAGES, GENERAL AND SPECIAL, WHICH PURCHASER AND SELLER REALIZE AND RECOGNIZE SELLER WILL SUSTAIN BUT WHICH SELLER CANNOT AT THIS TIME CALCULATE WITH ABSOLUTE CERTAINTY. BASED ON ALL THOSE CONSIDERATIONS, PURCHASER AND SELLER HAVE AGREED THAT THE DAMAGE TO SELLER IN SUCH EVENT WOULD REASONABLY BE EXPECTED TO BE EQUAL TO THE SUM OF THE EARNEST MONEY. ACCORDINGLY, IF CLOSING DOES NOT OCCUR FOR ANY REASON OTHER THAN SELLER’S DEFAULT HEREUNDER IN ANY MATERIAL RESPECT OR THE FAILURE OF A CONDITION PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE HEREUNDER, THEN SELLER SHALL HAVE THE RIGHT, AS ITS SOLE AND EXCLUSIVE REMEDY, TO RETAIN THE EARNEST MONEY AS FULL AND COMPLETE LIQUIDATED DAMAGES.

7.3 Post-Closing Remedies. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement including without limitation Section 10 below, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

8. CONDITIONS PRECEDENT.

8.1 Due Diligence Period. Purchaser has had the opportunity to inspect the Property, obtain any necessary internal approvals to the transaction, and satisfy itself as to all matters relating to the Property, including, but not limited to, environmental, engineering, structural, financial, title and survey matters and has determined that the Property is suitable for its purposes and therefore Purchaser may not terminate this Agreement except pursuant to an express provision contained in this Agreement which permits Purchaser to elect to terminate this Agreement.  Purchaser acknowledges Purchaser’s entry onto the Property and any inspection thereof, whether prior to the Effective Date or, upon Seller’s consent, on or after the Effective Date, have been and are subject to the following:  (a) any entry or inspection is and shall remain subject to the rights of tenants under the Leases and other occupants and users of the Property and Purchaser shall use reasonable efforts to minimize interference with tenants and Seller’s operation of the Property, (b) an entry or inspection shall not be undertaken without forty-eight (48) hours’ prior notice to Seller and with Seller’s consent, not to be unreasonably withheld, (c) Seller’s representative shall have the right to be present at any or all entries or inspections, (d) Purchaser nor its agents or representatives shall contact any tenants without the prior written consent of Seller, and Purchaser shall permit Seller to participate in any such contact, (e) no inspection shall involve the taking of samples or other physically invasive procedures without the prior written consent of Seller in its sole discretion, (f) upon the completion of any inspection or test, Purchaser shall restore the Property to its condition prior to such inspection or test, (g) Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and its employees, tenants and agents harmless from and against any and all loss, cost, expense, liability, damage, cause of action or claim (including, without limitation, attorneys’ fees incurred in connection therewith) arising out of or resulting from Purchaser’s exercise of its rights under this Agreement, including, without limitation, its prior or subsequent right of entry upon and inspection and testing of the Property as provided for in this Section 8.1, and such indemnity shall survive the Closing and any termination of this Agreement (provided, however, in no event shall Purchaser be liable for any damages solely as a result of Purchaser’s discovery of any pre-existing conditions affecting the Property), and (h)  Purchaser shall continue in full force and effect all insurance from the companies and in the amounts and form as previously disclosed by Purchaser to Seller prior to Purchaser’s initial entry onto the Property.

8.2 Estoppel Certificates.

8.2.1 As a condition to Purchaser’s obligation to close hereunder, Purchaser shall have received an estoppel certificate on or before the Outside Closing Date in the form and content as set forth herein (the “Estoppel Certificates”) from (a) the Major Tenant, and (b) the “Required Other Tenant” (as defined in the Company Disclosure Letter, and (c) one of the other two tenants (other than the tenants identified in clause (a) and (b) above) whom occupy at least 20,000 rentable square feet (each such tenant described in clause (c), a “Required Non Major Tenant” and together with tenants identified in clauses (a) and (b) hereof, the “Required Tenants”; and the aforesaid acceptable Estoppel Certificates to be delivered are referred to collectively as the “Required Estoppel Certificates”); provided that in the event that Seller delivers certificates for only one (1) of the two (2) Required Non Major Tenants, Seller shall deliver to Purchaser a certificate, in substantially the same form as the certificate attached hereto as Exhibit R (“Seller Estoppel Certificate” and in such event the term “Required Estoppel Certificates” shall include the Seller Estoppel Certificate), covering the particular tenants necessary so that Purchaser shall be deemed to have received, at Closing, Estoppel Certificates and/or a Seller Estoppel Certificate with respect to the Required Tenants.  In the event that Seller is required to deliver a Seller Estoppel Certificate, each statement therein shall survive for a period terminating on the earlier to occur of (i) the date on which Purchaser has received an executed Estoppel Certificate signed by the tenant under the Lease in question, or (ii) one hundred eighty (180) days from the Closing Date.  If Purchaser receives an Estoppel Certificate that contains some but not all of the statements set forth in the Estoppel Certificate (a “Partial Certificate”) and Seller provides a Seller Estoppel Certificate for such tenant, then the Seller Estoppel Certificate may omit statements contained in the Partial Certificate; provided, however in no event may a Partial Certificate replace a Required Certificate to the extent same is required pursuant to the terms of this Section 8.2.1.  Seller shall use commercially reasonable efforts to obtain Estoppel Certificates from all tenants under Leases in effect as of the Closing Date, and shall deliver to all tenants for execution and Estoppel Certificate in the form of Exhibit L attached hereto (the “Form Tenant Estoppel Certificate”) no later than fourteen (14) days after Seller requests the GL Estoppel Certificate (as hereafter defined)  An Estoppel Certificate shall not be deemed an unacceptable Estoppel Certificate for purposes of this Section 8.2 if it (a) contains the qualification by the tenant of any of items (4) and/or (9) on the Form Estoppel Certificate as being subject to its knowledge or as being subject to any similar qualification, or (b) does not contain any more information than that which the tenant is required to give in any such certificate pursuant to its Lease, but in all instances is certified to Purchaser and its successors and assigns. In the event that Seller does not provide to Purchaser as of the then scheduled Closing Date all of the Required Estoppel Certificates for each Required Tenant, Purchaser may, by written notice to Seller given on the then scheduled Closing Date, either (A) elect not to purchase the Property, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement, or (B) elect to close notwithstanding Seller’s inability to provide the Required Estoppel Certificates, in which event Purchaser shall be deemed to have waived the condition contained in this Section 8.2.1. If Purchaser fails to deliver such written notice as described above, Purchaser shall be deemed to have elected item (B) above. If any Estoppel

Certificate contains statements confirming any of Seller’s representations or warranties relating to the Leases, Rent Roll (as hereafter defined) or Delinquency Schedule (as hereafter defined), then Seller shall be deemed not to have made such representations or warranties as to the applicable Lease. If any Estoppel Certificate or Seller Estoppel Certificate contains statements or allegations that a default or potential default exists on the part of Seller under the Lease in question or contains information inconsistent with any representations of Seller contained in this Agreement and Purchaser elects to close notwithstanding the existence of such statements, allegations or information, then such Estoppel Certificates or Seller Estoppel Certificate, as applicable, shall be deemed acceptable for purposes of this Section, notwithstanding the existence of such allegations, statements or information, and Seller shall have no liability to Purchaser hereunder with respect to the existence of such allegations, statements or information.

8.2.2 As a condition to Purchaser’s obligation to close hereunder, Purchaser shall have received (a) an estoppel certificate (the “GL Estoppel Certificate”) on or before the Outside Closing Date in substantially the form and content as attached hereto as Exhibit M from Ground Lessor (or as modified as described in the Company Disclosure Letter) and (b) the Ground Lease Consent.  Notwithstanding anything in this Agreement to the contrary, upon delivery of the GL Estoppel Certificate, Seller shall be released from any liability under Seller’s representations and warranties concerning the information contained in such GL Estoppel Certificate to the extent the same is consistent with, or more favorable than, the information contained in Seller’s representations and warranties. In the event that Seller does not provide to Purchaser as of the then scheduled Closing Date the GL Estoppel Certificate and Ground Lease Consent, Purchaser may, by written notice to Seller given on the then scheduled Closing Date, either (A) elect not to purchase the Property, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement, or (B) elect to close notwithstanding Seller’s inability to provide the GL Estoppel Certificate and Ground Lease Consent, in which event Purchaser shall be deemed to have waived the condition contained in this Section 8.2.2.  If Purchaser fails to deliver such written notice as described above, Purchaser shall be deemed to have elected item (B) above.

8.3 Subordination, Non-Disturbance and Attornment Agreements. Purchaser and Seller agree that nothing contained in this Section 8.3 shall constitute a condition to Purchaser’s obligation to close hereunder. Purchaser may, at its election, prepare a subordination, non-disturbance and attornment agreement (each, an “SNDA”) for any tenant under a Lease. If Purchaser prepares and delivers an SNDA to Seller on or before the date which is fifteen (15) days prior to the then scheduled Closing Date, then Seller shall include such SNDA in Seller’s delivery of the Form Tenant Estoppel Certificate to the applicable tenant (or separately deliver such SNDA to the applicable tenant). Whether or not Purchaser delivers the SNDAs to Seller on or before said date, Seller shall have no obligation with respect to the SNDAs other than to contact the tenants to request the execution and delivery of the SNDAs from the tenants in the same manner as Seller contacts the tenants to request the execution and delivery of the Estoppel Certificates; provided, however, that if any tenant is unwilling to execute and deliver an SNDA or an Estoppel Certificate as a result of the SNDA, Seller may instruct such tenant to only execute and deliver the Estoppel Certificate.

8.4 Accuracy of Seller’s Representations and Warranties. As a condition to the obligations of Purchaser to close hereunder, each of Seller’s representations and warranties set forth in Section 9.1 below shall be materially true and correct as of the then scheduled Closing Date (or shall be materially true and correct subject to any change thereto resulting from any actions taken by Seller permitted under Section 9.3 or otherwise under this Agreement). If the foregoing condition is not satisfied and (a) such failure would result in a material adverse effect on the Property or Purchaser (it being acknowledged and agreed by the parties that (x) with respect to Seller’s representations and warranties set forth in Section 9.1 below, other than subsections 9.1.1, 9.1.2, 9.1.5, 9.1.6, 9.1.7 and 9.1.8 (collectively, the “Seller’s Fundamental Representations”), only a failure of the foregoing condition that relates to any matter that gives rise to, or could reasonably be expected to give rise to, any loss, damage, liability, cost or expense (including the diminution in value of the Property) (a “Loss”) in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), and (y) with respect to Seller’s Fundamental Representations, any material inaccuracy regardless of the amount of the Loss suffered (or reasonably expected to suffer) by Purchaser or the Property, shall, in either instance, be deemed to have a material adverse effect on the Property and Purchaser) and (b) Seller has not cured such failure as of the Outside Closing Date (which cure may include causing the applicable representation(s) and warranty(ies) to become true and correct or crediting Purchaser at Closing for the amount of the Loss), then Purchaser, as Purchaser’s sole remedy, shall have the right to terminate this Agreement and receive the return of the Earnest Money by delivering written notice thereof to Seller on or before the earlier of (i) the Closing Date or (ii) the fifth (5th) Business Day after Purchaser obtains knowledge or receives written notice of such failure, and upon timely delivery of such written notice to Seller, this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement. If Purchaser does not terminate this Agreement pursuant to its rights under this Section 8.4, then such representations and warranties shall be deemed modified to take into account any such fact of which Purchaser was aware prior to or at Closing. In the event Purchaser closes with knowledge that a representation or warranty is untrue, Purchaser is prohibited from making any claims against Seller as a result thereof.

8.5 Board Approval. As a condition precedent to Seller’s obligation to close hereunder, the Board of Trustees, Executive Committee or Investment Committee of the Board of Trustees, or another committee of the Trust (an affiliate of Seller) shall have approved the transactions contemplated herein (“Board Approval”). In the event Seller notifies Purchaser in writing on or before April 26, 2016 that such approval has not been obtained, Seller shall return and/or cause to be returned to Purchaser the Earnest Money, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement.

8.6 Accuracy of Purchaser’ Representations and Warranties. As a condition to the obligations of Seller to close hereunder, each of Purchaser’s representations and warranties set forth in Section 9.4 below shall be materially true and correct as of the Closing, and the failure of such condition shall be deemed a breach by Purchaser hereunder entitling Seller to exercise the remedies set forth in Section 7.2.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS.

9.1 Seller’s Representations and Warranties. Subject to Section 9.5 below, Seller hereby represents and warrants to Purchaser as to the following matters, as of the Effective Date:

9.1.1 Organization and Authority. Seller is duly organized and in good standing under the laws of the state of its organization and has the authority to conduct business in the State of New Jersey. Subject to obtaining Board Approval, Seller has the power and authority under its organizational documents to sell, transfer, convey and deliver the Property to be sold and purchased hereunder, and all action and approvals required thereunder have been duly taken and obtained.

9.1.2 No Conflict. Subject to obtaining Board Approval, the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Seller’s organizational documents.

9.1.3 Condemnation.  To Seller’s knowledge, Seller has not received from any governmental authority any written notice that any condemnation action has been filed against the Property or any part thereof no such condemnation action is threatened in writing against the Property or any part thereof.

9.1.4 Litigation. Except as set forth on Exhibit N attached hereto, there are no arbitrations, governmental investigations, filed actions or suits nor any order, decree or judgment in progress, pending or in effect or threatened in writing, against Seller with respect to its ownership or operation of the Property that would materially and adversely affect Purchaser or have a material adverse effect on the Property or otherwise be binding on Purchaser or the Property from and after the Closing.

9.1.5 Enforceability. This Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

9.1.6 FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

9.1.7 No Bankruptcy. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

9.1.8 Executive Order.

(a) Seller hereby represents and warrants that Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(b) Seller hereby represents and warrants that neither Seller nor any beneficial owner of Seller other than any indirect beneficial owners of Seller whom have acquired such interest by its acquisition of shares in a publicly held company listed on an Exchange (hereafter defined):

(i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii) is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(c) Seller hereby covenants and agrees that if Seller obtains knowledge that Seller or any of its beneficial owners (other than any indirect beneficial owners of Seller whom have acquired such interest by its acquisition of shares in a publicly held company listed on an Exchange) becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Seller. In such event, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement.

9.1.9 Leases.  Seller makes the representations and warranties regarding the Leases as are set forth in the Company Disclosure Letter.

9.1.10 Rent Roll and Delinquency Report.  The rent roll (“Rent Roll”) dated April 14, 2016 and the aged delinquencies arrearages schedule (“Delinquency Schedule”) dated April 20, 2016 delivered to Purchaser are the rent roll and rent arrearages schedule used by Seller in the ordinary course of operating Seller’s business.

9.1.11 Service Contracts.  To Seller’s Knowledge, Seller has not entered into any management agreement, or agreement for provision of services or supplies, or other contract which will be binding on Purchaser or the Property after the Closing except for those contracts and agreements which shall not be assigned to Purchaser and those identified on Exhibits C, D and O to the Company Disclosure Letter.  To Seller’s knowledge, true, correct and complete copies of all Assignable Service Contracts, Assignable Construction Contracts and Utility Agreements, and all amendments thereto, have heretofore been delivered to Purchaser. To Seller’s knowledge, the Utility Agreements are in full force and effect and Seller has not given or received either (x) any written notices of default under any Utility Agreement that has not been cured, or (y) any written notice of termination with respect to any Utility Agreement.  None of Seller, EQC Manager or Property Manager is currently undertaking any other material capital improvements at the Property except as described on Exhibit K-3 to the Company Disclosure Letter.

9.1.12 Tax Proceeding. Seller has not submitted an application for any tax reduction, reassessment, or special assessment that is outstanding, and Seller has not received any written notice that any of the foregoing proceedings are pending.

9.1.13 No Options.  (a) Seller has not given any person or entity (and to Seller’s knowledge no person or entity has) a right of first refusal, right of first offer or other option to purchase the Property, other than Purchaser pursuant to the terms of this Agreement.  (b) Other than that certain Right of First Offer Agreement dated January 24, 2002 between Seller (as successor-in-interest to Block A South Waterfront Development L.L.C.), as grantor, and Marsh & McLennan Companies, Inc., as grantee (the “ROFO”), a true and complete copy of which (together with any amendments or modifications thereof), to Seller’s knowledge, has previously been made available to Purchaser, Seller has not given any person or entity (and to Seller’s knowledge no person or entity has) a right of first refusal, right of first offer or other option to lease all or any portion of the Property except as set forth in the Leases.  To Seller’s knowledge, within the twelve (12) month period prior to the Effective Date, Seller has not received any written notice of default or waiver or rights by Marsh & McLennan Companies, Inc. under the ROFO to lease space in the Property.

9.1.14 No Employees. There are no persons employed by Seller, EQC Manager or Property Manager whom Purchaser will be obligated to employ from and after the Closing. There are no union contracts, collective bargaining or similar agreements or arrangements with respect to the Property between Seller (or, to Seller’s knowledge, Seller’s predecessor in interest) and any labor union. All employees involved in operation and maintenance of the Property are employed by Property Manager.

9.1.15 ERISA. Seller is not (and is not acting on behalf of) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is the subject to Title I of ERISA, a “plan” defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold “plan assets” of either of the foregoing.

All references in this Agreement to “Seller’s Knowledge” or words of similar import (whether or not such words may be capitalized), shall refer only to the conscious actual (and not implied or constructive) knowledge of the Seller’s Representative and shall not be construed to refer to the knowledge of any other member, officer, director, trustee, shareholder, venturer, consultant, employee, agent, property manager or representative of Seller, its partners or members (including without limitation Seller’s counsel, Property Manager or any broker), or of any affiliate of any of the foregoing, or to impose or have imposed upon the Seller’s Representative any duty to investigate the matters to which such knowledge, or the absence thereof, pertains (except that Seller’s Representative has requested that the individual employee of Property Manager with direct responsibility for managing the Property provide Seller’s Representative with information known to such individual that is salient to the representations given in this Section 9.1 above). There shall be no personal liability on the part of the Seller’s Representative or any employee of Property Manager arising out of any representations or warranties made herein. All references herein to “written notice” having been given to Seller shall include only those notices received by the Seller’s Representative. For purposes hereof, Seller’s Representative means David Weinberg and Allen Samuel.

9.2 Representations Remade.  As of Closing, Seller shall be deemed to remake and restate the representations set forth in Section 9.1, except that the representations may be updated at or prior to the Closing Date by delivering written notice to Purchaser that any of Seller’s representations or warranties contained herein is untrue or incorrect. The condition set forth in Section 8.4 shall not be deemed to have failed if any representation or warranty becomes untrue or incorrect due to (i) new Service Contracts or amendments to Service Contracts entered into in accordance with this Agreement or Service Contracts that have expired by their stated terms, (ii) new Construction Contracts or amendments to Construction Contracts entered into in accordance with this Agreement, (iii) all work being complete and all amounts due the contractor being paid with respect to any Construction Contract, (iv) new Leases or amendments to Leases entered into in accordance with this Agreement or Leases which have expired by their own terms, (v) rent prepayments for which Purchaser receives a credit at Closing, (vi) any tenant initiating an audit of pass through expenses, (vii) changes to the Rent Roll or (viii) changes to Seller’s obligations identified on Exhibits K-1, K-2 or K-3 to the Company Disclosure Letter take into account payments actually made or the actual completion of work; provided that, in each instance under clauses (i) through (viii), the representation or warranty did not become untrue or incorrect as a result of any act taken by Seller in violation of this Agreement or omission of Seller in violation of this Agreement.

9.3 Covenants.  Seller hereby covenants and agrees with Purchaser as to the following matters.

9.3.1 New Leases.  For purposes of this Agreement, any Lease entered into after the Effective Date and any modification, amendment, restatement or renewal of any existing Lease entered into after the Effective Date, shall be referred to as a “New Lease”. Until the expiration of the Due Diligence Period, Seller may enter into any New Leases without Purchaser’s consent, so long as Seller delivers a copy of any New Leases to Purchaser prior to the date which is five (5) Business Days prior to the expiration of the Due Diligence Period. Following the expiration of the Due Diligence Period, Seller shall not enter into any New Lease (other than an amendment, restatement, modification or renewal of any existing Lease pursuant to a unilateral right granted the tenant under such existing Lease) without Purchaser’s prior written consent, which will not be unreasonably withheld, conditioned or delayed. If Purchaser does not respond in writing to Seller’s request for approval or disapproval of a New Lease within five (5) Business Days after Purchaser’s receipt of Seller’s request, Purchaser shall be conclusively deemed to have approved of such New Lease.

9.3.2 Service Contracts.  After the Effective Date, Seller shall not enter into any new Service Contracts which would be binding on Purchaser, or cancel, materially modify or renew any existing Service Contracts which would be binding on Purchaser, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, unless such new Service Contracts are cancelable by Seller upon thirty (30) days’ notice without penalty or liability. If Purchaser fails to respond to Seller’s request for consent with respect to any such action within five (5) Business Days after receipt of Seller’s request, such consent shall be deemed given. Upon the written request of Purchaser delivered no later than five (5) days prior to the then scheduled Closing Date, Seller shall deliver to vendors under Service Contracts specified by Purchaser, on the Closing Date, notices of termination of such Service Contracts terminating such Service Contracts in accordance with the terms thereof at no cost to Seller (it being understood and agreed that such Service Contracts shall remain in full force and effect with respect to the Property, and that Purchaser shall assume the costs and obligations of Seller thereunder in accordance with the terms of this Agreement, from the Closing Date until such date as such termination is effectuated in accordance with the terms of the applicable Service Contracts); provided that Seller shall cooperate with Purchaser in good faith to effectuate the termination of such Service Contracts as soon as practicable after Closing.

9.3.3 Operations.  After the Effective Date, Seller shall operate the Property in the normal course of Seller’s business and maintain the Property in substantially the same condition as of the Effective Date, ordinary wear and tear excepted, and subject to Section 5 above. Notwithstanding anything in the preceding sentence to the contrary, in no event shall Seller be required to make any capital repairs, replacements or improvements to the Property except as may be required by the Leases to be made prior to the Closing Date.

9.3.4 Other Agreements.  After the Effective Date, and except as required by law or by any of the Permitted Exceptions or as otherwise permitted under this Agreement, Seller shall not become party to agreements granting an easement or right-of-way on, under or about the Property, and Seller shall not become party to any agreements granting easements or rights-of-way in favor of the Property or otherwise encumber, or grant interests in, the Property.

9.3.5 Ground Lease.  From and after the Effective Date, Seller shall (a) not modify, amend or terminate the Ground Lease nor deliver notice to Ground Lessor causing same, and (b) deliver to Purchaser a copy of any material notice delivered or received from Ground Lessor.

9.3.6 Notices.  From and after the Effective Date, Seller shall promptly upon its receipt deliver to Purchaser a copy of any written notice received from (x) any governmental authority relating to the Property which may have (or describe matters that may have) a material adverse effect upon the Property or result in a material adverse change to or breach of a representation or warranty made by Seller hereunder, and (y) default notices from any tenant, vendor or other party under any Lease, Service Contract, Utility Agreement, Construction Contract or Brokerage Agreement.

If Seller fails to perform any of the covenants contained in this Section 9.3 hereof and either Purchaser receives written notice thereof from Seller prior to Closing or Purchaser shall have actual knowledge of a default by Seller under this Section 9.3 prior to Closing, Purchaser shall have the rights and remedies available to Purchaser under Section 7.1 hereof, and if Purchaser elects to close, then such default by Seller shall be deemed to be waived by Purchaser at the Closing, and to the extent such default by Seller is the entering into by Seller of any agreement in violation of Section 9.3.1, Section 9.3.2, or Section 9.3.4 hereof, Purchaser shall at Closing accept an assignment of Seller’s rights thereunder (to the extent assignable) and assume the obligations of Seller thereunder arising or accruing after the Closing Date.

9.4 Purchaser’s Representations and Warranties. Subject to Section 9.5 below, Purchaser represents and warrants that:

9.4.1 ERISA. Purchaser’s rights under this Agreement, the assets it shall use to acquire the Property and, upon its acquisition by Purchaser, the Property itself, do not and shall not constitute plan assets within the meaning of 29 C.F.R. §2510.3-101, and Purchaser is not a “governmental plan” within the meaning of Section 3(32) of the Employee Retirement Income Security Act of 1974, as amended, and the execution of this Agreement and the purchase of the Property by Purchaser is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

9.4.2 Organization and Authority. Purchaser is duly organized and in good standing under the laws of the state of its organization. Purchaser has the power and authority under its organizational documents to perform its obligations hereunder, and all action and approvals required thereunder have been duly taken and obtained.

9.4.3 No Conflict. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Purchaser’s organizational documents.

9.4.4 No Bankruptcy. Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

9.4.5 Executive Order.

(a) Purchaser hereby represents and warrants that Purchaser is in compliance with the Orders.

(b) Purchaser hereby represents and warrants that neither Purchaser nor any beneficial owner of Purchaser, other than any indirect beneficial owners of Purchaser whom have acquired such interest by its acquisition of shares in a publicly held company listed on an Exchange (as hereafter defined):

(i) is listed on the Lists;

(ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii) is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(c) Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any of its beneficial owners (other than any indirect beneficial owners of Purchaser whom have acquired such interest by its acquisition of shares in a publicly held company listed on an Exchange) becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser. In such event, Seller shall return and/or cause to be returned to Purchaser the Earnest Money, at which time this Agreement shall, without further action of the parties, terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement.

The terms “Governmental Authority” and “Governmental Authorities” mean the United States of America, the state, the county and city where the Property is located, and any other political subdivision in which the Property is located or that exercises jurisdiction over the Property, and any agency, department, commission, board, bureau, property owners association, utility district, flood control district, improvement district, or similar district, or other instrumentality of any of them.

9.4.6 Enforceability. This Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

9.4.7 FCPA. Neither Purchaser nor any of its subsidiaries or affiliates (i) has violated or is in violation of any provision of any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other similar law, including, in each case, the rules and regulations thereunder, (ii) has taken, is currently taking or will take any action in furtherance of an offer, payment, gift or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage or (iii) has otherwise made any bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment.

9.5 Survival. Purchaser’s right to make a claim after Closing with respect to any breach of a representation or warranty set forth in Section 9.1, shall survive the Closing, but only as to claims of which Purchaser notifies Seller in writing within one hundred eighty (180) days after Closing (or such shorter period of time to the extent Purchaser receives an Estoppel Certificate which obviates any or all of Seller’s representations and/or warranties with respect to any Lease in accordance with Section 8.2 above), and not otherwise, and provided that any suit must be brought within thirty (30) days after the expiration of such one hundred eighty (180) day period. Seller’s right to make a claim after Closing with respect to a breach of a representation or warranty set forth in Section 9.4 shall survive the Closing, provided Subsections 9.4.2 and 9.4.3 shall only survive the Closing as to claims of which Seller notifies Purchaser in writing within one hundred eighty (180) days after Closing and provided that any suit must be brought within thirty (30) days after the expiration of such one hundred eighty (180) day period.

9.6 Employee Lists. On or before the Effective Date, Seller shall provide to Purchaser a written list of those employees serving the Property all of whom will be terminated as of Closing (the “Employee List”) and, on or before the end of the Due Diligence Period, Purchaser agrees to provide to Seller the names of employees from the Employee List to whom offers of employment will be proffered upon Closing, if any.

9.7 Utility Agreements. Seller is a party to each of the utility service agreements listed on Exhibit O to the Company Disclosure Letter (the “Utility Agreements”). Seller agrees to assign and Purchaser agrees to assume each of the Utility Agreements promptly upon receipt of any necessary consents of the applicable service provider required thereunder on such forms as may be reasonably required by the applicable service provider, but in no event shall such assignment occur prior to Closing. Seller and Purchaser agree to execute such documents as may be reasonably requested by the applicable service provider in connection therewith, including, without limitation, execution of a replacement service agreement upon substantially the same material terms and conditions as provided in the Utility Agreements, in lieu of any assignment of the existing Utility Agreement. Promptly after the expiration of the Due Diligence Period, Seller shall request and use commercially reasonable efforts to obtain the applicable service provider’s consent to the assignment of the Utility Agreements to Purchaser as contemplated by the terms hereof. Purchaser agrees to provide such information as is reasonably requested by the applicable service providers and to reasonably cooperate with Seller in connection with obtaining such consents. From and after the Closing through the date of assignment (or replacement, if applicable) of the applicable Utility Agreements, Seller and Purchaser agree not to cause or permit any of the Utility Agreements to be terminated and Purchaser shall be responsible for all costs, charges and obligations arising under the Utility Agreements first arising from and after the Closing. Purchaser shall promptly pay all invoices relating to the period from and after the Closing issued by the applicable service provider directly to such service provider or, if directed by Seller, to Seller to reimburse Seller for amounts paid or to be paid by Seller under the Utility Agreements, prior to same becoming delinquent. The fees imposed by the applicable service provider in connection with such consents and assignments shall be split equally between Seller and Purchaser, provided that each party shall bear its own costs and expenses incurred in connection therewith.

9.8 Brokerage Commissions. Purchaser agrees that if Purchaser or any of its affiliates enter into any leasing, brokerage or similar agreements with any of the brokers or affiliates thereof who are a party to the Brokerage Agreement (collectively, the “Leasing Broker”) for the Property, such leasing, brokerage or similar agreements (each, a “New Agreement”) must contain a provision that the applicable New Agreement supersedes and replaces in its entirety any and all prior leasing, brokerage or similar agreements between such Leasing Broker and Purchaser or any previous owner of the applicable Property that is the subject of the New Agreement.

10. LIMITATION OF LIABILITY. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), then (a) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed Two Million Dollars ($2,000,000) in the aggregate (the “Liability Limitation”) and (b) no claim by Purchaser alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith) may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser against Seller alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith), is for an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. No constituent partner or member in or agent of Seller, nor any advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent partner or member in Seller or an agent of Seller (including, but not limited to, the Trust and EQC Management) (collectively, “Seller’s Affiliates”) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s interest in the Property for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner or member in Seller, nor any obligation of any constituent partner or member in any entity owning an interest (directly or indirectly) in Seller to restore a negative capital account or to contribute capital to Seller (or any entity owning an interest, directly or indirectly, in any other constituent partner or member of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other partner or member (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of such party’s obligations to restore or contribute). The provisions of this Section 10 shall survive the Closing and any termination of this Agreement.

11. MISCELLANEOUS.

11.1 Entire Agreement. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.

11.2 Assignment. Except as provided in Section 11.12 below, neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without the prior written consent of Seller.  Seller may assign or otherwise transfer its interest under this Agreement to any of Seller’s Affiliates which acquires all Seller’s right, title and interest in and to the Property in existence as of the Effective Date.  Upon any such assignment by Purchaser, the named Purchaser herein shall not be relieved of any subsequently accruing liability under this Agreement and shall remain liable for all obligations of “Purchaser”. Upon any such assignment by Seller, the named Seller herein shall not be relieved of any liability under this Agreement and shall remain liable, on a joint and several basis with said assignee for all obligations of “Seller” hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and permitted assigns.

11.3 Modifications. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

11.4 Time of Essence. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included unless it is a Business Day, in which event the period shall be deemed to run until the next Business Day. For purposes hereof, “Business Day” shall mean any day which is not a Saturday, Sunday or federal holiday.

11.5 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the state in which the Property is located.

11.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by facsimile transmission with confirmed receipt, or by overnight courier (such as Federal Express), addressed as follows below. All notices given in accordance with the terms hereof shall be deemed given when received (on the day delivered if delivered before 5:00 p.m. Chicago time and the next Business Day if delivered after such time) or upon refusal of delivery. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 11.6.

If to Seller:	c/o Equity Commonwealth Management LLC Two North Riverside Plaza Suite 2100 Chicago, Illinois 60606 Attention: Allen Samuel Telephone: (312) 646-2828 Facsimile: (312) 646-2996
c/o Equity Commonwealth Management LLC Two North Riverside Plaza Suite 2100 Chicago, Illinois 60606 Attention: Brooke Kenevan Telephone: (312) 646-2817 Facsimile: (312) 646-2996
and to:	c/o Neal Gerber & Eisenberg LLP 2 North LaSalle Street 19th Floor Chicago, Illinois 60602 Attention: Douglas J. Lubelchek Telephone: 312-269-5255 Facsimile: 312-750-6506
If to Purchaser:
c/o Mack-Cali Realty Acquisition Corp.
343 Thornall Street
Edison, New Jersey 08837-2206
Attention: Ricardo Cardoso, Executive Vice President andChief Investment Officer
Facsimile: (732) 205-9015
Email: RCardoso@mack-cali.com

with a copy to:
c/o Mack-Cali Realty Acquisition Corp.
343 Thornall Street
Edison, New Jersey 08837-2206
Attention: Senior Vice President and
Senior Associate General Counsel
Facsimile: (732) 205-9015
Email: DWagner@mack-cali.com

And with a copy to:	Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attention: Robert J. Ivanhoe, Esq. Facsimile: (212) 805-9333 Email: ivanhoer@gtlaw.com

11.7 “AS IS” SALE. ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.1 ABOVE, TO TAKE THE PROPERTY “AS-IS,” “WHERE-IS,” AND WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (COLLECTIVELY, THE “DISCLOSURES”) PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER OR ANY OF SELLER’S AFFILIATES SHALL NOT BE REPRESENTATIONS OR WARRANTIES. PURCHASER HAS NOT AND SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS IS”. PURCHASER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.1 ABOVE, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BELOW. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER, UNLESS OTHERWISE REQUIRED BY LAW, IS UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURES REGARDING ANY MATTER WHICH MAY BE KNOWN TO SELLER.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO ANY MATTER RELATING TO THE PROPERTY INCLUDING BUT NOT LIMITED TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS.

PURCHASER, UPON CLOSING, SHALL BE DEEMED ON BEHALF OF ITSELF AND ITS AFFILIATES, SUCCESSORS AND ASSIGNS TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S AFFILIATES) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT, COST RECOVERY, CONTRIBUTION OR OTHERWISE), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S AFFILIATES) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS (INCLUDING, WITHOUT LIMITATION, FUNGI, MOLD OR MILDEW), VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY INCLUDING, WITHOUT LIMITATION, PURSUANT TO THE STATUES IN EFFECT IN THE STATE IN WHICH THE PROPERTY IS LOCATED OR ANY OTHER FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, THE EXISTENCE OF ANY HAZARDOUS MATERIAL OR CHEMICAL WHATSOEVER, ON, AT, TO, IN, ABOVE, ABOUT, UNDER, FROM OR IN THE VICINITY OF THE PROPERTY AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS WHATSOEVER REGARDING THE PROPERTY. THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE AND OF WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER’S RELEASE OF SELLER.

TO THE EXTENT PERMITTED BY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO PURCHASER MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES CONTAINED HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON BY PURCHASER IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND SELLER’S AFFILIATES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES.

“Hazardous Materials” or “Hazardous Substances” - shall mean (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including, but not limited to, substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters; and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB’s), (I) ureaformaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzine derivative (BTEX), and (M) petroleum byproducts.

The provisions of this Section 11.7 shall survive Closing or any termination of this Agreement.

11.8 TRIAL BY JURY; RESCISSION. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY EITHER PARTY UNDER OR WITH RESPECT TO THIS AGREEMENT, EACH OF SELLER AND PURCHASER WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ALSO, PURCHASER WAIVES ANY RIGHT TO SEEK RESCISSION OF THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT.

11.9 Confidentiality. Seller acknowledges that following the Effective Date and confirmation from Seller that Seller has obtained Board Approval (which confirmation shall be given on the Business Day of receipt of Board Approval), Purchaser (or its indirect beneficial owner) shall disclose a copy of this Agreement in connection with its filing of an 8-K in order to announce the acquisition of the Property as required by applicable law or due to Purchaser’s (or its indirect beneficial owner) status as a publicly held comp any listed on an Exchange. Notwithstanding the foregoing, without the prior written consent of Seller, and unless the Closing occurs, Purchaser shall not disclose to any third party the results of any inspections or studies undertaken in connection herewith or otherwise furnish the Information (as hereinafter defined), provided, however, that the foregoing shall not be construed to prevent Purchaser from making (without the consent of the other party) any disclosure (x) required by any applicable law or regulation or judicial process, including, without limitation the disclosure requirements of any direct or indirect beneficial owner of Purchaser or Seller due to said entity’s status as a publicly held company listed on an Exchange, and (y) to affiliates of Purchaser and its and their respective partners, investors, potential investors, lenders, potential lenders, potential property managers, attorneys, employees and agents (“Purchaser’s Representatives”) who are actively and directly participating in, or solicited by to participate in, the evaluation of the Property, the negotiation of this Agreement, the appraisal, investigation or financing of the purchase or acquisition of the Property, or the prospective leasing of the Property (including, as it relates to such prospective leasing, the evaluation of the scope and cost of any anticipated tenant or landlord improvements following Purchaser’s acquisition of the Property). For purposes hereof, “Information” shall mean and shall be deemed to include, without limitation, the following written or oral information (A) provided by or on behalf of Seller to Purchaser or Purchaser’s Representatives, or (B) otherwise obtained by Purchaser or Purchaser’s Representatives either prior to or following the Effective Date: (i) all documentation and/or information described in or relating to Section 1 of this Agreement, including, without limitation, Leases, Tangible Personal Property, Service Contracts, and all other information regarding the operation, ownership, maintenance, management, or occupancy of the Property; (ii) the Survey; and (iii) any reports, tests, or studies (together with the results of such studies and tests obtained or provided by, or on behalf of, Seller).

Notwithstanding the foregoing, Seller’s delivery and Purchaser’s use of the Information are subject to the following terms: Purchaser shall (i) accept and hold all Information in strict confidence in accordance with the terms of this Agreement; (ii) not copy, reproduce, distribute or disclose the Information to any third party other than Purchaser’s Representatives, except as permitted in the preceding paragraph; (iii) not use the Information for any purpose other than in connection with the transactions contemplated hereunder; and (iv) not use the Information in any manner detrimental to Seller or the Property. Purchaser agrees to transmit the Information only to those Purchaser’s Representatives who are actively and directly participating in the evaluation of the acquisition of the Property, who are informed of and who have agreed to comply with the terms of this Section 11.9 of this Agreement and who are instructed not to make use of the Information in a manner inconsistent herewith. Purchaser shall be responsible for any breach of the terms of this Agreement by Purchaser’ Representatives or any other person to whom the Information is communicated. Purchaser agrees to indemnify, defend and hold Seller, and Seller’s Affiliates harmless against all losses, claims, suits, damages and liabilities resulting from Purchaser’s breach of this Section 11.9, as well as any breach thereof by Purchaser’s Representatives, which indemnification shall survive the Closing or termination of this Agreement.

11.10 Reports. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller’s written request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

11.11 Reporting Person. Seller and Purchaser hereby designate Escrow Agent to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transactions. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause Escrow Agent to execute at Closing, a Designation Agreement, designating Escrow Agent as the reporting person with respect to the transaction contemplated by this Agreement.

11.12 Section 1031 Exchange. Either party may structure the disposition or acquisition of the Property, as the case may be, as a like-kind exchange under Internal Revenue Code Section 1031 at the exchanging party’s sole cost and expense. The other party shall reasonably cooperate therein, provided that such other party shall incur no material costs, expenses or liabilities in connection with the exchanging party’s exchange. If either party uses a qualified intermediary to effectuate an exchange, any assignment of the rights or obligations of such party hereunder shall not relieve, release or absolve such party of its obligations to the other party. The exchanging party shall indemnify, defend and hold harmless the other party from all liability in connection with the indemnifying party’s exchange, and the indemnified party shall not be required to take title to or contract for the purchase of any other property. The provisions of this Section 11.12 shall survive the Closing.

11.13 Press Releases. Notwithstanding anything to the contrary contained herein, prior to Closing, neither party shall issue a press release relating to the transaction contemplated hereby, without the prior written consent of the other party, not to be unreasonably withheld (provided, the foregoing shall not apply to the 8-K filing described in the first sentence of Section 11.9).  Upon or after the Closing, each of Seller and Purchaser may issue a press release disclosing the sale of the Property, including the identity of the party issuing the release, a description of the Property, the aggregate capitalization rate associated with the sale of the Property and the Purchase Price, but otherwise the parties hereto shall not issue any press releases with respect to the transactions contemplated hereby or consummated in accordance with the terms hereof except upon the mutual agreement of the parties as to the form and content of such press release (with consent not to be unreasonably withheld, conditioned, or delayed by either party). In addition, notwithstanding anything to the contrary contained herein, each of Seller and Purchaser shall be permitted to make disclosures in accordance with, or required by, the disclosure requirements applicable due to an indirect beneficial owner of Seller’s or Purchaser’s, as applicable, status as a publicly-held company listed on the New York Stock Exchange or any other securities exchange (an “Exchange”) (including, but not limited to, disclosure in accordance with, or required by, the rules of, or any listing agreement with, an Exchange).

11.14 Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument. Each counterpart may be delivered by electronic mail or facsimile transmission.

11.15 Construction. This Agreement shall not be construed more strictly against Seller merely by virtue of the fact that the same has been prepared by Seller or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement.

11.16 Attorneys’ Fees. In the event of litigation between the parties with respect to this Agreement or the transaction contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party all of its costs of enforcement and litigation, including, but not limited to, its reasonable attorneys’ and paralegal fees, witness fees, court reporters’ fees and other costs of suit.

11.17 No Memorandum of Agreement. This Agreement or any notice or memorandum hereof shall not be recorded in any public record. A violation of this prohibition shall constitute a default by Purchaser.

11.18 Severability. If any portion of this Agreement becomes or is held to be illegal, null or void or against public policy, for any reason, the remaining portions of this Agreement will not be affected thereby and will remain in force and effect to the fullest extent permissible by law.

11.19 New Jersey Bulk Sales. Purchaser shall have the right to comply with N.J.S.A. 54:32 B-22 (c) and N.J.S.A54:50-38 by delivering a Notification of Sale, Transfer or Assignment in Bulk (Form C-9600) (the “Tax Notification”) to the Director of the Division of Taxation of the State of New Jersey (the “Director”) (together with a copy of this Agreement) by registered or certified mail or overnight delivery at least fifteen (15) business days prior to Closing.  Seller shall call cooperate in connection with such compliance and shall provide all information necessary for Purchaser to complete the Tax Notification and provide Purchaser with a completed  Asset Transfer Tax Declaration (Form A5002) (the “TTD”) which shall be submitted to the Director together with the Tax Notification.  If the Director informs Purchaser that a possible claim for taxes, including any interest and penalties thereon, exists (the “Claim”) and the amount thereof (the “Deficiency”), then Purchaser and Seller shall Close as scheduled and without delay and  an amount equal to the  Deficiency shall be withheld from Seller’s proceeds at Closing (the “Tax Escrow”), which Tax Escrow shall be held in escrow by the Escrow Agent (which, for purposes of the Tax Escrow, will also be called in this Agreement the “Bulk Sales Tax Escrowee”).Any fees of the Bulk Sales Tax Escrowee with regard to the Tax Escrow shall be borne equally by Seller and Purchaser.  The terms and conditions of such escrow shall be those set forth in this Section 11.19, together with (to the extent not inconsistent with this Section 11.19) the other protections for the Escrow Agent that are expressly set forth elsewhere in this Agreement.  The Tax Escrow shall be maintained until such time as (i) the Director demands, in writing, from the Escrow Agent, payment out of the Tax Escrow for any State tax debts that exist and/or a payment for the Seller’s declared estimated tax on the gain from the transfer of Property (the “Demand”) and the requirements of sub-paragraphs (a) or (b) below have been satisfied, or, (ii) if the Seller has no State tax debts, the Director issues a letter of tax clearance to the Purchaser (who shall immediately provide copies of same to the Seller and the Escrow Agent in accordance with the notice provisions hereof) permitting the release of the Tax Escrow to Seller (the “Clearance Letter”).

(a) (i) upon receipt of the Demand, the Escrow Agent shall provide a copy of the Demand to Seller and its counsel in accordance with the notice provisions hereof and upon providing same, unless the Seller provides written notice of objection to payment of the amount required within five (5) business days of receipt of the Demand (the “Objection Notice”), is authorized to pay over to the Division of Taxation the amount required in the Demand; or (ii) upon receipt of the Clearance Letter, the Escrow Agent shall release the Escrow Deposit to the Seller.

(b) In the event that Seller issues an Objection Notice, the Escrow Agent shall continue to hold the Escrow Deposit in the Escrow Account, notwithstanding the Demand, so long as the Seller is diligently pursuing reconsideration of the Demand by the Division  until such time as (i) a notice of the intent to impose a lien on the Subject Property (the “Lien Notice”) is issued by the Director; or (ii) a denial of Seller’s request for reconsideration (the “Reconsideration Denial”) is issued by the Director; or (iii) a revised Demand (the “Revised Demand”) is issued by the Director or (iv) a Clearance Letter is issued. In the event that a Lien Notice or Reconsideration Denial is issued, the Escrow Agent is authorized to pay over to the Division the amount required in the Demand.  In the event that a Revised Demand or Clearance Letter is issued, the Escrow Agent shall proceed as provided for in sub-paragraph (b) above as required with respect to the issuance of a Clearance Letter or a Demand (treating the Revised Demand as a “Demand” pursuant to sub-paragraph (b)).  When any payments are made by the Escrow Agent pursuant to (i)–(iii) above, at the option of Seller, such payment must be accompanied by a writing from Seller to the Division indicating that such payment is made under protest and reserving Seller’s rights.

(c) In the event that the Demand or any Revised Demand requires payment to the Division of less than all of the Escrow Deposit, upon the written advice of the Division to do so (the “Balance Clearance Letter”), the Escrow Agent is authorized to release the remaining portion of the Tax Escrow held by the Escrow Agent to the Seller.  This Section 11.19 shall survive the closing.

[signature page follows next]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

SELLER:	HUB PROPERTIES TRUST, a Maryland real estate investment trust By: /s/ David S. Weinberg Name: David S. Weinberg Title: EVP & COO
PURCHASER:
111 RIVER REALTY L.L.C. a New Jersey limited liability company
By:  Mack – Cali Realty, L.P., sole member
By:  Mack – Cali Realty Corporation,
                general partner

By: /s/ Gary T. Wagner
Name: Gary T. Wagner
Title: Chief Legal Officer

LIST OF EXHIBITS

A-1       Ground Lease
A-2       Legal Description
B           List of Excluded Tangible Personal Property
C           Omitted
D           Omitted
E           Escrow Agreement
F           Permitted Exceptions
G           Bill of Sale and General Assignment
H           Notice to Tenants
I            Notice to Vendors
J            Non-Foreign Affidavit
K           Omitted
L            Form Tenant Estoppel Certificate
M          Form GL Estoppel Certificate
N           Litigation Matters
O           Omitted
P            Assignment and Assumption of Lease
Q           Omitted
R            Form Seller Estoppel

EXHIBIT A-1

GROUND LEASE

Lease and Development Agreement among City of Hoboken, the Port Authority of New York and New Jersey (such parties, together, “Ground Lessor”) and Block A South Waterfront Development, L.L.C. dated September 29, 2000.

First Amendment to Phase I Lease and Development Agreement dated June 1, 2001.

Assignment of Lease with Assumption and Consent dated June 26, 2002.

Assignment and Assumption of Ground Lease dated March 31, 2004.

Assignment of Lease dated August 11, 2009.

A-1-1

EXHIBIT A-2

LEGAL DESCRIPTION

111 River Street, Hoboken, NJ

All that certain Lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City of Hoboken, County of Hudson, State of New Jersey,

PARCEL 1 (Lot 1, Block 231.2):

BEGINNING at a point in a line 70.00 feet east of and parallel with the westerly line of River Street where the same is intersected by the northerly line of First Street (50 feet wide) projected easterly and running; thence

1. North 13 degrees 04 minutes 29 seconds East along said line 70.00 feet East of westerly line of River Street, a distance of 212,50 feet to a point; thence

2. South 76 degrees 55 minutes 31 seconds East parallel with the northerly line of First Street a distance of 112.50 feet to a point; thence

3. South 13 degrees 04 minutes 29 seconds West parallel with the westerly line of River Street a distance of 212.50 feet to a point in the northerly line of First Street projected easterly; thence

4. North 76 degrees 55 minutes 31 seconds West along said northerly line of First Street, a distance of 112.50 feet to the point and place of BEGINNING.

PARCEL 2 (Lot 2 Block 231.2):

BEGINNING at a point in the northerly line of First Street (50 feet wide) projected Easterly, a distance of 182.50 feet easterly as measured along the northerly line of First Street projected easterly from a point formed by the intersection of the northerly line of First Street with the westerly line of River Street and running, thence

5. North 13 degrees 04 minutes 29 seconds East parallel with the westerly line of River Street, a distance of 212.50 feet to a point; thence

6. South 76 degrees 55 minutes 31 seconds East and parallel with the northerly line of First Street projected easterly, a distance of 112.50 feet to a point; thence

7. South 13 degrees 04 minutes 29 seconds West parallel with the westerly line. of River Street a distance of 212.50 feet to a point in the northerly line of First Street projected easterly; thence

A-2-1

8. North 76 degrees 55 minutes 31 seconds West and along the northerly line of First Street projected easterly, a distance of 112.50 feet to a point and place of BEGINNING.

As shown on a map of survey prepared by Bock & Clark’s National Surveyors Network dated February 5, 2004, revised February 18, 2004 and last revised March 22, 2004.

TOGETHER with all right, title and interest of the “Developer/Lessee” in and to the Phase I Lease and Development Agreement by and between The City of Hoboken and The Port Authority of New York and New Jersey and Block A South Waterfront Development, LLC dated September 29, 2000 and recorded in the Hudson County Clerk/Register’s Office on October 3, 2000 in Deed Book 5690 Page 98, as amended by that First Amendment to Phase I Lease and Development Agreement dated June 1, 2001, recorded on June 20, 2001 in Deed Book 5823, Page 234, as assigned by an Assignment of Lease with Assumption and Consent by and among The City of Hoboken, The Port Authority of New York and New Jersey and Block A South Waterfront Development, L.L.C., and Phased Block A South Waterfront Development, L.L.C., dated June 26, 2002, recorded July on July 9, 2002 in Deed Book 6012, Page 312, as assigned by an Assignment and Assumption of Ground Lease by and among The City of Hoboken, The Port Authority of New York and New Jersey, Phase I Block A South Waterfront Development, L.L.C. and Waterfront Corporate Center Realty Corporation, dated March 31, 2004, recorded on April 22, 2004 in Book 7271, Page 102.

A-2-2

EXHIBIT B

LIST OF EXCLUDED TANGIBLE PERSONAL PROPERTY

111 River Street, Hoboken, NJ

NONE

B-1

EXHIBIT C

OMITTED

111 River Street, Hoboken, NJ

C-1

EXHIBIT D

OMITTED

111 River Street, Hoboken, NJ

D-1

EXHIBIT E

ESCROW AGREEMENT

111 River Street, Hoboken, NJ

EARNEST MONEY ESCROW INSTRUCTIONS

Escrow Officer:
Escrow No.:
Phone No.:
Facsimile No.:
Address:

Date:

The amount of ________________ ($_______________) together with any additional earnest money deposit hereafter made by Purchaser, the “Escrow Deposit”) is deposited with the ______________ office of _____________________ in escrow by ________________ the “Purchaser” under that certain Real Estate Sale Agreement (as amended, the “Agreement”), dated ________________, 20___ with _________________ (“Seller”).

As escrowee, you are hereby directed to hold, deal with and dispose of the Escrow Deposit in accordance with the following terms and conditions:

1.
You are to hold the Escrow Deposit until: (a) you are in receipt of a joint order by the undersigned Seller and Purchaser as to the disposition of the Escrow Deposit; or (b) you are in receipt of a written demand (the “Demand”) from either Seller or Purchaser for the payment of the Escrow Deposit or any portion thereof. Upon receipt of any Demand, you are directed to so notify the other party, enclosing a copy of the Demand. If within five (5) days after the non-demanding party has received or is deemed to have received your notice of your receipt of the Demand, you have not received from the non-demanding party its notice of objection to the Demand, then you are to disburse the Escrow Deposit as requested by the Demand. If within said five-day period you receive from the non-demanding party its notice of objection to the Demand, then you are directed to notify the other party, enclosing a copy of the notice of objection, and you are to continue to hold the Escrow Deposit until you are in receipt of a joint order as aforesaid, but after sixty (60) days you may deposit the Escrow Deposit with a Court of competent jurisdiction.

2.
Notwithstanding the foregoing, as escrowee, you are hereby expressly authorized to regard and to comply with and obey any and all orders, judgments or decrees entered or issued by any Court, and in case you obey or comply with any such order, judgment or decree of any Court, you shall not be liable to either of the parties hereto or any other person or entity by reason of such compliance, notwithstanding any such order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding these Escrow Instructions, to which you are or may at any time be a party, the undersigned Seller and Purchaser agree that the non-prevailing party shall pay to you upon demand all reasonable costs and expenses incurred by you in connection herewith.

3.	Any escrow fee to be charged by you is to be borne by Purchaser.

4.
As escrowee, you shall invest the Escrow Deposit in an interest-bearing savings or money market account or short term U.S. Treasury Bills or similar cash equivalent securities, as Purchaser and Seller may direct. Any interest earned on the Escrow Deposit, after you deduct your customary investment charges, shall become and be deemed to be a part of the Escrow Deposit.

5.
All notices or other communications hereunder shall be in writing and shall be personally delivered or sent by overnight courier (such as Federal Express), by facsimile transmission or by first class United States Mail, postage prepaid, registered or certified (return receipt requested) to the respective addresses for the Seller, Purchaser and escrowee as herein provided. A notice is given on the date it is personally delivered, sent by overnight courier or facsimile transmission, or deposited with the United States Mail for delivery as aforesaid. A notice is received on the date it is personally delivered, the date sent if sent by facsimile transmission, the day after sent if sent by overnight courier or facsimile transmission or, if sent by mail as aforesaid, on the date noted on the return receipt.

6.	Seller and Purchaser may act hereunder either directly or through their respective attorneys:

Seller’s attorney is:

Purchaser’s attorney is:

7.
These Escrow Instructions are being entered into to implement the Agreement and shall not (nor be deemed to) amend, modify or supersede the Agreement or act as a waiver of any rights, obligations or remedies set forth therein; provided, however, that you may rely solely upon these Escrow Instructions.

8.
In case of any suit or proceeding at law or in equity regarding the Escrow Deposit or these Escrow Instructions, the non-prevailing party shall pay the prevailing party all costs and expenses (including, but not limited to, attorney’s fees) incurred by the prevailing party, and if such prevailing party shall recover judgment in any such suit or proceeding, such costs and expenses (including but not limited to attorneys’ fees) shall be included in and as a part of such judgment.

9.
Seller and Purchaser each hereby authorize Escrowee to designate the investment depository of the Escrow Deposit to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by the Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991.

10.	These Escrow Instructions may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

SELLER:

By:
Name:
Title:

Address: c/o Equity Commonwealth Management LLC Two North Riverside Plaza, Suite 600 Chicago, Illinois 60606

PURCHASER:

By:
Name:
Title:

Address:

ESCROW AGENT:

By:
Title:

EXHIBIT F

PERMITTED EXCEPTIONS

111 River Street, Hoboken, NJ

1.	Those matters identified on Exhibit F-1 attached hereto.

2.	Acts of Purchaser, and those claiming by, through and under Purchaser.

3.	General and special taxes and assessments delinquent lien not yet due and payable as of the Closing Date.

4.	Rights of tenants in possession, as tenants only, under unrecorded leases.

5.	Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

6.	Water rights, claims or title to water.

7.	Liens or possible liens arising from work contacted for, or performed by, tenants under Leases, which tenants are not in monetary default beyond any notice and grace period thereunder.

8.	Liens or possible liens arising from work contracted for under Assignable Construction Contracts, payment for which work is the responsibility of Purchaser pursuant to this Agreement.

9.	The Ground Lease.

10.	Unrecorded Right of First Offer Agreement dated January 24, 2002 between Block A South Waterfront Development LLC and Marsh & McLennan Companies, Inc.

F-1

EXHIBIT F-1

IDENTIFIED PERMITTED EXCEPTIONS

111 River Street, Hoboken, NJ

1.	Any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the Title that would be disclosed by an accurate and complete land survey of the Land.

2.	Subsurface conditions and/or encroachments not disclosed by an instrument of record.

3.
Lien of unpaid taxes, PILOT program charges, and assessments for the year 2016. Taxes are fully exempt. PILOT program charges paid through the 2nd quarter of 2016. Subsequent PILOT program charges not yet due and payable. Water paid through ________. Sewer paid through _________.

4.	Private rights, if any, of utility and cable companies in the bed of River Street, now vacated, as evidenced by Ordinance contained in Vacations Book 5 Page 114.

5.
Covenants, Conditions, Development Agreement, Easements as described and defined in Deed recorded in Deed Book 4894 at Page 104 and amended by Second Amendment to Municipal Development Agreement recorded in Deed Book 5827 Page 28.

6.
Terms, conditions and provisions contained in Lease and Development Agreement by and between The City of Hoboken and The Port Authority of New York and New Jersey, as fee owner and lessor, respectively and Block A South Waterfront Development, L.L.C. as developer and lessee as described and defined in Deed Book 5690, Page 98, as amended and assigned as follows:

a.	First Amendment to Phase I Lease and Development Agreement as contained in Book 5823 Page 234.

b.	Assignment of Lease with Assumption and Consent as contained in Book 6012, Page 312.

c.	Assignment and Assumption of Ground Lease as contained in Book 7271, Page 102.

d.	Assignment of Lease as contained in Book 8681, Page 297.

F-1

e.	Assignment of Lease as contained in Book ____, Page _____ (to be forthwith recorded).

7.
Terms and conditions of Memorandum of Lease by and between Block A South Waterfront Development L.L.C., as landlord and Sumitomo Trust & Banking Co. (USA), as tenant recorded in Deed Book 5893 Page 303.

8.	Memorandum of Right of First Offer Agreement as contained in Book 5944 Page 134.

9.	Agreement Regarding Tenant Leases as contained in Deed Book 7271 Page 113.

10.	Subordination Non-Disturbance and Attornment Agreement as contained in Deed Book 9061 Page 925.

11.	Deed Notice (New Jersey Department of Environmental Protection) as described and defined by instrument recorded in Deed Book 7133 at Page 108.

12.
Terms, conditions and provisions contained in the Riparian Grant in favor of German Transatlantic Steam Navigation Co., Frederick Kuhne, Trustee filed November 9, 1872 in Liber Book A Page 103, with the New Jersey Tidelands Management Bureau (Tidelands Map #693-2172).

13.	Subject to the rights of any tenants, as tenants only, under written leases only, with no options to purchase or rights of first refusal.

14.
Premises herein are benefited by tax exemption. Title policy excepts the lien which may attach by reason of any restoration of property taxes resulting from the transfer of title by the fee owner entitled to said exemption, or the failure of the fee owner to comply with the terms and conditions of any agreement with the municipality regarding the exemption, including, without limitation, the retroactive imposition of taxes.

F-2

EXHIBIT G

BILL OF SALE AND GENERAL ASSIGNMENT

111 River Street, Hoboken, NJ

This instrument is executed and delivered to be effective as of ______________, 20__, by and between [SELLER] (“Seller”), and [PURCHASER] (“Purchaser”), covering the real property described in Exhibit A attached hereto (“Real Property”), commonly known as “[NAME]” (the “Building”).

1. Sale of Personal Property. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser all of Seller’s right, title, and interest in and to the tangible personal property owned by Seller that is located on the Real Property and used solely in connection therewith (the “Tangible Personal Property”), other than the items described on the list attached hereto as Exhibit B.

2. Assignment of Leases and Service Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, to the extent applicable to the period from and after the date hereof, (i) all of Seller’s right, title and interest in and to the leases (“Leases”) and security deposits (“Security Deposits”) described in Exhibit C attached hereto relating to the Real Property but reserving unto Assignor all uncollected rent attributable to the period prior to the date hereof pursuant to Section 4.3. of that certain Real Estate Sale Agreement for the Property by and between Assignor and Assignee (as may have been amended from time to time, the “Agreement”), (ii) the service contracts described in Exhibit D attached hereto (the “Service Contracts”), (iii) the contracts described in Exhibit E attached hereto (the “Construction Contracts”), and (iv) to the extent assignable, all right, title and interest of Seller in and to (a) all site plans, construction and development drawings, plans and specifications for or relating to the Real Property, if any (b) all sewer and water permits and licenses, building permits, certificates of occupancy, demolition and excavation permits, curb cut and right-of-way permits, drainage rights, permits, licenses and similar or equivalent private and governmental documents of every kind and character whatsoever pertaining or applicable to or in any way connected with the development, construction, ownership, or operation of the Real Property, if any, (c) all warranties, guarantees, and bonds (express or implied) of any contractor, manufacturer, materialman or other third party pertaining or applicable to or in any way connected with the development, construction, ownership or operation of the Real Property, if any and (iv) all trade names and general intangibles relating to the Real Property, including, without limitation rights, if any, to the name “Waterfront Corporate Center I” but excluding the name of Seller or any of its affiliates or derivations thererof (collectively, the “Intangible Property”). Purchaser hereby accepts such assignment and hereby assumes and agrees to be bound by and to perform, as of the date hereof, Seller’s obligations, covenants and agreements under the Leases, Service Contracts, Construction Contracts and Intangible Property, and Purchaser further assumes all liability of Seller for the proper refund or return of the Security Deposits if, when, and as required by the terms of the Leases or otherwise by law. In addition, Purchaser agrees to pay all brokerage fees and leasing commissions payable from and after the date hereof in connection with any of the Leases, including any fees or commissions payable upon the renewal or extension of any of the Leases.

3. Exclusions. Notwithstanding the foregoing, Seller hereby expressly excludes all property owned by tenants or other users or occupants of the Property, all rights with respect to any refund of taxes applicable to any period prior to the date hereof, all rights to any insurance proceeds or settlements for events occurring prior to the date hereof, subject to Section 5 of the Agreement, all property owned by Seller’s property manager.

4. Successors and Assigns. This instrument is binding upon, and shall inure to the benefit of Seller and Purchaser and their respective heirs, legal representatives, successors and assigns.

5. Power and Authority. Each of Purchaser and Seller represents and warrants to the other that it is fully empowered and authorized to execute and deliver this instrument, and that the individual signing this instrument on its behalf is fully empowered and authorized to do so.

6. Attorneys’ Fees. In the event of litigation between the parties with respect to this Assignment, the prevailing party therein shall be entitled to recover from the losing party all of its costs of enforcement and litigation, including, but not limited to, its reasonable attorneys’ and paralegal fees, witness fees, court reporters’ fees and other costs of suit.

7. Limitation on Liability. Seller’s liability hereunder shall, at all times, be subject to the limitations set forth in Section 10 of that certain Real Estate Sale Agreement between Purchaser and Seller dated __________, 2016.

8. Counterparts. This Assignment may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[signature page follows next]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed effective as of the date written above.

SELLER:	[SELLER] By: Name: Its:

PURCHASER:	[PURCHASER] By: Name: Its:

EXHIBIT H

NOTICE TO TENANTS

111 River Street, Hoboken, NJ

___________, 20__

Re:           Sale of [NAME], [CITY], [STATE] (the “Property”)

Dear Tenant:

This is to notify you that the Property has been sold to [PURCHASER] (“Purchaser”) and that ____________________________ has been retained by the Purchaser as managing agent of the building. Any security or other deposits and any prepaid rents under your lease have been transferred to the new owner.

Until further notice, all correspondence and notices shall be directed, and all rents, additional rents and other charges under the Lease shall be paid to Purchaser at the following addresses

For All Notices:                                    _____________________

_____________________

_____________________

_____________________

with a copy to:

_____________________

_____________________

_____________________

_____________________

For all rental payments and other charges:

If payment is made by check:

_____________________

_____________________

_____________________

_____________________

H-1

or, if payment is to be made by wire transfer, pursuant to the following instructions:

Account Name:                                _____________________

___________________

_____________________

Bank:                                _____________________

Account Number:                                _____________________

Bank ABA Number:                                           _____________________

If applicable, Purchaser and Purchaser’s lender (_____________________) should be named as additional insureds under applicable insurance policies to be maintained by you in accordance with the terms of your Lease.

Please contact us if you have any questions regarding the foregoing

Very truly yours, [SELLER] By: Name: Its:

H-2

EXHIBIT I

NOTICE TO VENDORS

111 River Street, Hoboken, NJ

______________, 20__

Re:           Sale of [NAME], [CITY], [STATE] (the “Property”)

Dear Contractor:

This is to notify you that the Property has been sold to [PURCHASER] (“Purchaser”). Purchaser has assumed all of the obligations of the undersigned under the contract with you as of the date hereof.

Until further notice, all correspondence, notices and invoices for services performed from and after the date hereof shall be directed to the Purchaser at the following address:

For All Notices:                    _____________________
_____________________
_____________________
_____________________

with a copy to:

_____________________

_____________________

_____________________

If applicable, Purchaser and Purchaser’s lender (_____________________) should be named as additional insureds under applicable insurance policies to be maintained by you in accordance with the terms of your Contract.

Please contact us if you have any questions regarding the foregoing

I-1

Very truly yours, [SELLER] By:__ Name:___________________ Its:_____________________

I-2

EXHIBIT J

CERTIFICATE OF NON-FOREIGN STATUS

111 River Street, Hoboken, NJ

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. _______________, a ______________________(“Transferor”), is the owner for U.S. tax purposes of the property commonly known as __________________. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Transferor, the undersigned hereby certifies the following on behalf of Transferor:

1.           Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.           Transferor’s U. S. employer identification number is ___________;

3.           Transferor’s office address is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606; and

4.           Transferor is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(2)(iii).

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

[TRANSFEROR] By:_____________________ Name:___________________ Its:_____________________

J-1

EXHIBIT K

OMITTED

K-1

EXHIBIT L

FORM TENANT ESTOPPEL CERTIFICATE

111 River Street, Hoboken, NJ

[SELLER]
Two North Riverside Plaza, Suite 600
Chicago, Illinois 60606
Attn: _______________________

[PURCHASER]
[PURCHASER’S ADDRESS]

[PURCHASER’S LENDER]
[PURCHASER’S LENDER’S ADDRESS]

Ladies and Gentlemen:

At the request of [SELLER] (“Landlord”), made in connection with the proposed sale of the property located at ______________________, in [CITY], [STATE] (the “Property”) and Landlord’s interest in the “Lease” (as hereinafter defined) to [PURCHASER] (“Purchaser”), the undersigned hereby certifies to Landlord, Purchaser and Purchaser’s lender, if any, as follows:

1. The undersigned is the tenant under a lease with Landlord, dated __________, ___, [as amended by _________________, dated __________, ____ (collectively, the “Lease”)][(the “Lease”)] for suite(s) _______ on the ________ floor(s) at the Property (the “Premises”).

2. The Lease sets forth the entire agreement between Landlord and the undersigned with respect to the Premises, is in full force and effect and has not been amended, modified or extended.

3. The monthly [base][minimum] rent of $________ due under the Lease has been paid through the date hereof, and all additional rent (consisting of $_________ per month for estimated operating expenses and estimated real estate taxes) due under the Lease has been paid through the date hereof.

4. The Landlord is not in default under the Lease.

5. The expiration date of the Lease is ____________________, _____.

6. The amount of the security deposit currently held by Landlord under the Lease is $ _______________.

L-1

7. There is no prepaid rent, except $ _____________.

8. The undersigned has not assigned any of its interest in the Lease or subleased all or any portion of the Premises, except as follows: _____________________________.

9. The undersigned has no defenses, counterclaims, set-offs or concessions against rent or charges due or to become due under the Lease.

10. The undersigned has unconditionally accepted the Premises and [has commenced payment of full rent] [or] [is entitled to _____ month’s abatement of base rent, as of the date hereof] under the Lease and is the owner and holder of the entire tenant’s interest in the Lease.

11. All work required to be performed by Landlord as of the date hereof with respect to the Lease and in connection with the Premises has been completed by Landlord to the satisfaction of Tenant.

12. The “base year” for operating expense reimbursements and real estate taxes under the Lease is ____.

13. The undersigned has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Premises or the Property.

14. This Tenant Estoppel Certificate (this “Certificate”) shall inure to the benefit of Landlord, Purchaser, Purchaser’s Lender, if any, and their successors and assigns.

15. The undersigned is duly authorized to execute this Certificate.

Very truly yours,

______________________, Tenant

By: ______________________

Name:______________________

Title:______________________

Date:           ____________________, 20__

L-2

EXHIBIT M

FORM GL ESTOPPEL CERTIFICATE

111 River Street, Hoboken, NJ

111 RIVER REALTY L.L.C.
c/o Mack-Cali Realty Acquisition Corp.

343 Thornall Street

Edison, New Jersey 08837-2206

Re:            Lots 1 and 2, Block 231.2, City of Hoboken, Hudson County, New Jersey

Ladies and Gentlemen:

Reference is made to that certain Phase I Lease and Development Agreement dated as of September 29, 2000 by and between the Port Authority of New York and New Jersey (the “Port Authority”) and the City of Hoboken, New Jersey (the “City”) as ground lessors (collectively, “Landlord”), and Block A South Waterfront Development, L.L.C. (“Original Ground Lessee”), which was recorded in the Hudson County Register of Deeds, New Jersey (the “Register’s Office”) on October 3, 2000 in Deed Book 5690, Page 98 (the “Original Ground Lease”), as amended by that certain First Amendment to Phase I Lease and Development Agreement dated as of June 1, 2001, by and between Landlord and Original Ground Lessee, which was recorded in the Register’s Office on June 20, 2001 in Deed Book 5823, Page 234 (the “First Amendment”), as assigned to Phase I Block A South Waterfront Development, L.L.C. (“Successor Ground Lessee”) pursuant to the terms of that certain Assignment of Lease with Assumption and Consent dated June 26, 2002, by and among Landlord, Original Ground Lessee and Successor Ground Lessee, which was recorded in the Register’s Office on July 9, 2002 in Deed Book 6012, Page 312, as further assigned to Waterfront Corporate Center Realty Corporation (“Second Successor Ground Lessee”) pursuant to that certain Assignment and Assumption of Ground Lease dated March 31, 2004, by and among Landlord, Successor Ground Lessee and Second Successor Ground Lessee, which was recorded in the Register’s Office on April 22, 2004 in Deed Book 7271, Page 102, as assigned to Hub Hoboken Properties LLC (which subsequently merged into Hub Properties Trust) (“Tenant”) pursuant to that certain Assignment of Lease dated August 11, 2009, which was recorded in the Register’s Office on August 11, 2009 in Deed Book 8681, Page 297 (the Original Ground Lease, as amended by the First Amendment and as so assigned, the “Ground Lease”).

We have been advised that 111 River Realty L.L.C., a New Jersey limited liability company (together with its successors and assigns, “Purchaser”) is purchasing Tenant’s interest under the Ground Lease.

The Port Authority and the City, as landlord under the Ground Lease hereby certify and confirm to Purchaser as follows (all initially capitalized terms used herein and not defined shall have the meanings set forth for such terms in the Ground Lease):

1. The Port Authority is the owner of the fee simple estate in the leased premises and together with the City, is the landlord under the Ground Lease. Landlord has not assigned, conveyed, transferred, sold, encumbered or mortgaged its interest in the Ground Lease or the leased premises, and there are currently no mortgages, deeds of trust or other security interests encumbering Landlord’s fee interest in the leased premises.

2. As of the date hereof, the Ground Lease is in full force and effect in accordance with its terms and has not been assigned, modified, supplemented or amended in any way whatsoever except as set forth above.  As of the date hereof, there are no other agreements, whether oral or written, to which the Port Authority or the City is a party by which the Port Authority or the City is bound concerning the Ground Lease or the leasehold estate created under the Ground Lease.

3. The term of the Ground Lease commenced on September 29, 2000 and expires on September 30, 2098.

4. To the knowledge of the Port Authority and the City, as of the date hereof, there exists no Event of Default under the Ground Lease and no condition or event which after notice or lapse of time, or both, would constitute an Event of Default or otherwise entitle Landlord to terminate the Ground Lease.

5. The City confirms that the Annual PILOT Rental (as defined in the Ground Lease) and the O&M Rental, and the Port Authority confirms that the Basic Rental, the Percentage Rental and all other sums and charges, including without limitation the fees required to be paid pursuant to Section 4.7 of the Ground Lease, have been paid in full through the date hereof.

6. The Port Authority confirms that Tenant shall have no further obligation to make any payments of Additional Basic Rent or Lump Sum Payment Additional Basic Rental under the Ground Lease.

7. The Port Authority and the City confirm that the Gross Square Footage for the purpose of calculating Basic Rental under the Ground Lease is not in excess of 520,000 Gross Square Feet, and, as a result, 520,000 Gross Square Feet is used in calculating Basic Rental, and Landlord confirms that Exhibit L to the Ground Lease sets forth the schedule upon which Basic Rental is payable from and after the date hereof through the expiration of the and the Development Square Footage is not in excess of 468,000 Development Square Feet, and, as a result, 468,000 Development Square Feet is used for the purpose of calculating Annual PILOT Rental and O&M Rental.

Please be advised that in connection with the Ground Lease and the undertakings of Tenant thereunder, the following are or may be binding upon Tenant:  an Exclusivity Agreement, dated January 1, 2000, among SJP Properties Company, the City and the Port Authority, as amended by the First Amendment to Exclusivity Agreement, dated June 1, 2001, among SJP Properties Company, the City and the Port Authority, certain Design Guidelines, municipal ordinances and other such regulations as have been or may be promulgated by the City in its normal course of business.

The Port Authority and the City and the person or persons executing this estoppel certificate on behalf of the Port Authority and the City, respectively, have the power and authority to execute this estoppel certificate. This estoppel certificate is binding upon the Port Authority and the City and any of their respective successors and assigns and may be relied upon by Tenant and their respective successors and assigns.

Nothing contained herein shall constitute a waiver of any rights of the Port Authority or the City with regard to the Tenant or its servants, agents and employees, based on any representation made herein or a waiver of any right, claim or undertaking that the City and the Port Authority may or will have against the Tenant or its servants, agents and employees.

The statements contained herein are as of the date hereof and neither the City nor the Port Authority is obligated or under any legal, contractual or other obligations, now or in the future, to amend, supplement, correct, modify or update the information contained herein or advise of any changes to such information, except to the extent required under the Ground Lease.

This estoppel certificate may be executed in counterparts and once fully executed in counterparts shall be in full force and effect as if all parties hereto executed the same original.

Tenant, Purchaser and any other party that acquires Tenant’s leasehold interest under the Lease (and each of their respective successors and assigns) may rely on this Certificate.

The City and the Port Authority assume no express or implied liability for the statements contained herein.  Neither the Mayor of the City nor the Commissioners of the Port Authority, nor any of them, nor any officer, director, elected official, attorney, agent or employee of the City or the Port Authority, shall be charged personally with any liability or held personally liable in connection with any term or provision of this letter or the statements contained herein or because of acts or omissions of any such individual.

Very truly yours, THE CITY OF HOBOKEN By:______________________ Name:______________________ Title:______________________
THE PORT AUTHORITY OF THE NEW YORK AND NEW JERSEY By:______________________ Name:______________________ Title:______________________

EXHIBIT N

LITIGATION MATTERS

111 River Street, Hoboken, NJ

None

N-1

EXHIBIT O

OMITTED

111 River Street, Hoboken, NJ

O-1

EXHIBIT P1

ASSIGNMENT AND ASSUMPTION OF LEASE

111 River Street, Hoboken, NJ

ASSIGNMENT OF LEASE

WITH ASSUMPTION AND CONSENT

THIS AGREEMENT, made as of __________, 2016 among THE CITY OF HOBOKEN (hereinafter called the “City”), a municipal corporation of the State of New Jersey having its office at City Hall, Hoboken, New Jersey 07030, THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY (hereinafter called “the Port Authority”), a body corporate and politic created by Compact between the States of New York and New Jersey with the consent of the Congress of-the United States of America and having its office at One World Trade Center, 67th floor, New York, New York 10048, HUB PROPERTIES TRUST (hereinafter called the “Assignor”), a real estate investment trust organized and existing under the laws of the State of Maryland and having an office at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and__________________ (hereinafter called the “Assignee”), a _________________ organized and existing under the laws of the State of __________________ and having an office at _________________________.

WITNESSETH, THAT:

WHEREAS, the Assignor desires to assign to the Assignee that certain Lease and Development Agreement dated as of September 29, 2000 made by and among the City, the Port Authority and Block A South Waterfront Development, LLC and hereinafter, as the same may heretofore have been amended or extended, including as amended by First Amendment to Phase I Lease and Development Agreement dated June 1, 2001, called the “Lease”, which Lease was recorded on October 3, 2000 in the Land Records of Hudson County, New Jersey, in Deed Book 5690 at Page 98, covering premises located within the Hoboken Waterfront Development Project Area more particularly described in Exhibit A annexed hereto (the “Premises”), the surface area of which (but not the air rights) is leased to the City by the Port Authority; and

WHEREAS, the City and the Port Authority are willing to consent to such assignment;

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the City, the Port Authority, the Assignor and the Assignee hereby agree as follows:

1.           The Assignor does hereby assign, convey; transfer and set over the Lease and the leasehold estate created thereby, and all right, title and interest of the Assignor in and to the building and improvements erected on the Premises, to the Assignee, its legal representatives, successors and assigns, to its and their own proper use, benefit to have and to hold the same unto the Assignee, its legal representatives, successors and assigns, from the ____ day of _________, 2016 (“Effective Date”), for and during all the rest, residue and remainder of the term of the letting under the Lease, subject nevertheless to all the terms, provisions, covenants and conditions contained therein.

1FORMAT TO BE REVISED AS REQUIRED FOR RECORDING IN COUNTY IN WHICH PROPERTY IS LOCATED

2.           The City and the Port Authority hereby consent to the foregoing assignment, conveyance and transfer. Notwithstanding anything herein to the contrary, the granting of such consent by the City and the Port Authority shall not be, or be deemed to operate as, a waiver of the requirement for consent or consents to each and every subsequent assignment by the Assignee or by any subsequent assignee to the extent required under the Lease.

3.           The Assignee does hereby, effective from and after the Effective Date, assume the performance of and does hereby agree to perform, observe and be subject to all the terms, provisions, covenants and conditions, including without limitation the obligations to pay Rental, contained in the Lease which are to be performed or observed by or are applicable to the Developer/Lessee thereunder on and after the Effective Date, subject to the provisions of Section 45.2 of the Lease which is incorporated in this Agreement by reference. Without limiting the foregoing, the Assignee covenants and agrees that the Assignee will use the Premises solely for the purposes set forth in Section 3.2 of the Lease and that such use shall be subject to all of the provisions of the Lease. The execution of this Agreement by the City and the Port Authority does not constitute a representations by either or both of them that the Assignor has performed or fulfilled every obligation required by the Lease through the date of this Agreement; and as to such matters the Assignee agrees to rely solely upon the representation of the Assignor and any estoppel certificate executed by the City and the Port Authority pursuant to Section 18.13 of the Lease.

4.           The Assignor agrees that this assignment of the Lease and the consent of the City and the Port Authority hereto shall not in any way whatsoever affect or impair the liability of the Assignor to perform all the terms, provisions, covenant and conditions, including without limitation thereto the obligation to pay Rental, of the Lease on the part of the Developer/Lessee to be performed prior to the Effective Date, subject to the provisions of Section 45.2 of the Lease. However, the Assignor shall be, and hereby is, relieved of all liability and obligations accruing under the Lease on and after the Effective Date.

5.           Assignee agrees to accept this assignment subject to the restrictions contained in that certain Deed Notice dated August 21, 2003 made by the Port Authority of New York and New Jersey and recorded in Book 07133, Page 00108 (“Deed Notice”) and the restrictions contained therein and to comply with all, and not violate any, conditions of the Deed Notice.

6.           The provisions of Section 45.1 of the Lease shall be applicable to this Agreement and are hereby incorporated by reference herein.

IN WITNESS WHEREOF, the City, the Port Authority, the Assignor and the Assignee have executed this Agreement as of the date first hereinabove set forth.

ATTEST: ______________________	ASSIGNOR: By:______________________ Name:______________________ Title:______________________ (Seal)
ATTEST: ______________________	ASSIGNEE: By:______________________ Name:______________________ Title:______________________ (Seal)
ATTEST: ______________________	THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY: By:______________________ Name:______________________ Title:______________________ (Seal)
ATTEST: ______________________	THE CITY OF HOBOKEN: By:______________________ Name:______________________ Title:______________________ (Seal)

EXHIBIT Q

111 River Street, Hoboken, NJ

OMITTED

Q-1

EXHIBIT R

111 River Street, Hoboken, NJ

FORM SELLER ESTOPPEL CERTIFICATE

[Property description with City, State]

[PURCHASER]
[PURCHASER’S ADDRESS]

[PURCHASER’S LENDER]
[PURCHASER’S LENDER’S ADDRESS]

Ladies and Gentlemen:

At the request of [PURCHASER] (“Purchaser”), the undersigned [SELLER] (“Landlord”), hereby certifies to Purchaser and Purchaser’s lender, if any, as follows in connection with the proposed sale of the property located at __________________, in [CITY], [STATE] (the “Property”), all to the “Landlord’s Knowledge”:

1. ________________________________ (“Tenant”) is the tenant under a lease with Landlord, dated __________, ____, [as amended by _________________, dated __________, ____ (collectively, the “Lease”)][(the “Lease”)] for suite(s) _______ on the ________ floor(s) at the Property (the “Premises”).

2. The Lease sets forth the entire agreement between Landlord and Tenant with respect to the Premises, is in full force and effect and has not been amended, modified or extended.

3. The monthly [base][minimum] rent of $________ due under the Lease has been paid through the date hereof, and all additional rent (consisting of $_________ per month for estimated operating expenses and estimated real estate taxes) due under the Lease has been paid through the date hereof.

4. The Landlord is not in default under the Lease.

5. The expiration date of the Lease is ____________________, _____.

6. The amount of the security deposit currently held by Landlord under the Lease is $ _______________.

7. There is no prepaid rent, except $ _____________.

8. The Tenant has not assigned any of its interest in the Lease or subleased all or any portion of the Premises, except as follows: _____________________________.

9. The Tenant has no defenses, counterclaims, set-offs or concessions against rent or charges due or to become due under the Lease.

10. The Tenant has unconditionally accepted the Premises and [has commenced payment of full rent] [or] [is entitled to _____ month’s abatement of base rent, as of the date hereof] under the Lease and is the owner and holder of the entire tenant’s interest in the Lease.

11. All work required to be performed by Landlord as of the date hereof with respect to the Lease and in connection with the Premises has been completed by Landlord to the satisfaction of Tenant.

12. The “base year” for operating expense reimbursements and real estate taxes under the Lease is ____.

13. The Tenant has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Premises or the Property.

14. This Seller Estoppel Certificate (this “Certificate”) shall inure to the benefit of Purchaser, Purchaser’s Lender, if any, and their successors and assigns.

15. The undersigned is duly authorized to execute this Certificate.

When used herein, the term “Landlord’s Knowledge” shall mean and be limited to the conscious actual (and not implied or constructive) knowledge of David Weinberg and Allen Samuel (“Landlord’s Representatives”) and shall not be construed to refer to the knowledge of any other member, officer, director, trustee, shareholder, venturer, consultant, employee, agent, property manager or representative of Landlord, its partners or members (including without limitation Landlord’s counsel, property manager or broker), or of any affiliate of any of the foregoing, or to impose or have imposed upon Landlord’s Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains.  There shall be no personal liability on the part of any Landlord’s Representative or any employee of Landlord’s property manager arising out of any representations or warranties made herein.

The foregoing certifications shall survive the closing of the sale of the Property to Purchaser, but only for a period of one hundred eighty (180) days thereafter (or such shorter period of time in the event Purchaser receives an estoppel certificate from the Tenant under the Lease which obviates any or all of Landlord’s foregoing certifications in accordance with Section 8.2 of the Real Estate Sale Agreement dated _____________, ____ by and between Landlord and Purchaser relating to the Property (the “Sale Agreement”)).

The liability of Landlord hereunder shall be subject to the provisions of Section 10 of the Sale Agreement.

Very truly yours, [SELLER] By:_____________________ Name:_____________________ Its:___